Exhibit 10.2

LOCK-UP AGREEMENT

         This LOCK-UP AGREEMENT, dated as of July 11, 2002, is entered into by and among:

(a)	Knology, Inc. (“Knology”), a Delaware corporation;

(b)	Knology Broadband, Inc. (formerly Knology Holdings, Inc.) (“Broadband”), a Delaware corporation;

(c)	Valley Telephone Co., Inc. (“Valley”), an Alabama corporation;

(d)	SCANA Communications Holdings, Inc. (“SCANA”), a Delaware corporation;

(e)	The Burton Partnership, Limited Partnership and The Burton Partnership (QP), Limited Partnership (collectively, the “Burton Partnerships” and each individually a “Burton Partnership”), each a Wyoming limited partnership;

(f)	ITC Telecom Ventures, Inc. (“ITC”), a Delaware corporation;

(g)	Wachovia Bank, National Association (“Wachovia”), a national banking association;

(h)	CoBank, ACB (“CoBank” and, collectively with Wachovia, the “Banks”);

(i)	the undersigned holders of the capital stock of Knology identified as “Other Stockholders” on Schedule A to this Agreement on the date of this Agreement and each other holder of the capital stock of Knology that executes a counterpart signature page to this Agreement after the date of this Agreement, as provided in Section 29 (collectively, the “Other Stockholders” and each individually an “Other Stockholder”; SCANA, the Burton Partnerships, ITC and the Other Stockholders are collectively referred to as the “Stockholders” and each individually as a “Stockholder”);

(j)	the undersigned beneficial owners (or investment managers or advisors for the beneficial owners) of the Old Notes identified as “Other Noteholders” on Schedule B to this Agreement on the date of this Agreement and each other beneficial owner (or investment managers or advisors for the beneficial owners) of Old Notes that executes a counterpart signature page to this Agreement after the date of this Agreement as provided in Section 29 (collectively, the “Other Noteholders,” and each, individually, an “Other Noteholder”; SCANA, the Burton Partnerships and the Other Noteholders are collectively referred to as the “Noteholders” and each individually as a “Noteholder”); and

(k)	the undersigned subsidiaries of Broadband who have become parties to this Agreement as provided in Section 35.

         For purposes hereof, all references in this Agreement to Noteholders, Stockholders or parties that are “signatories to this Agreement” shall mean, as of any date of determination, those Noteholders, Stockholders or parties, as the case may be, who executed and delivered this Agreement as an original signatory on or before the date of this Agreement, together with those additional Noteholders, Stockholders or parties, as the case may be, who after the date of this Agreement but, on or before such date of determination, become party to this Agreement by executing and delivering counterpart signature pages as provided in Section 29. After the date of this Agreement, when Other Stockholders and Other Noteholders become signatories to this Agreement, Schedule A and Schedule B to this Agreement, as applicable, shall be updated to include the shares of Knology’s capital stock or the Old Notes, as applicable, held by such Other Stockholder or Other Noteholder.

RECITALS:

         Knology, Broadband, Valley, Wachovia, CoBank, the Stockholders, and the Noteholders have engaged in good faith negotiations with the objective of restructuring the debt and equity capital structures of Knology and its subsidiaries (the “Restructuring”), substantially as set forth in the Restructuring Term Sheet (as defined below) and the Bank Term Sheets (as defined below) and the Bank Loan Documents (as defined below), which set forth the terms and conditions of (i) the Exchange Offer, (ii) the Pre-Packaged Plan (as defined below), (iii) the Consent Solicitation and the Old Indenture Amendments, (iv) the consensual modification of the Wachovia Credit Facility (as defined below), (v) the consensual modification of the CoBank Credit Facility (as defined below), (vi) the Charter Amendment, (vii) the Private Placement, and (viii) the Stockholders Agreement Amendment.

         Knology, Broadband, Valley, Wachovia, CoBank, the Stockholders, and the Noteholders desire that Knology conduct the Exchange Offer as soon as practicable on the terms described in the Restructuring Term Sheet to accomplish the Restructuring, or, if necessary under the terms of the Restructuring Term Sheet, that Broadband commence a case under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Georgia to accomplish the Restructuring through the confirmation of the Pre-Packaged Plan (the “Pre-Packaged Proceeding”).

         Therefore, in consideration of the premises and the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties signatory to this Agreement hereby agrees as follows:

         1.       Definitions.

         As used in this Agreement, the terms defined in this Agreement shall have the meaning ascribed to such terms in this Agreement, terms defined in the Restructuring Term Sheet unless otherwise defined in this Agreement shall have the meaning ascribed to such terms in the Restructuring Term Sheet, and the following terms shall have the following meanings:

         “Agreement” means this Agreement, including the Schedules, Annexes and Exhibits hereto (including any agreements incorporated herein or therein), all of which are incorporated by reference herein.

         “Bank Term Sheets” means, collectively, the CoBank Term Sheet attached hereto as Annex B-1 (the “CoBank Term Sheet”) and the Wachovia Term Sheet attached hereto as Annex C-1 (the “Wachovia Term Sheet”), which set forth the material terms and conditions of the consensual modification to the CoBank Credit Facility and the Wachovia Credit Facility, respectively, and which summarize generally the terms and conditions of the CoBank Loan Documents and the Wachovia Loan Documents, respectively.

         “Bank Loan Documents” means, collectively, (i) the CoBank Loan Documents attached hereto as Annex B-2 (the “CoBank Loan Documents”), which are the definitive operative documents to be executed and delivered by the parties thereto to effect the consensual modification of the CoBank Credit Facility, and (ii) the Wachovia Loan Documents listed in Annex C-2 (the “Wachovia Loan Documents”), which will reflect the terms set forth in the Wachovia Term Sheet and will be the definitive operative documents to be executed and delivered by the parties thereto to effect the consensual modification of the Wachovia Credit Facility.

         “CoBank Credit Facility” means that certain existing $40 million, 10-year senior secured credit facility by and among Globe Communications, Inc., Interstate Telephone Company and Valley, as borrowers, and CoBank, as lender, to be modified and as more particularly described in Annex B-1 attached hereto and the CoBank Loan Documents included in Annex B-2 attached hereto.

         “Eligible Offeree” means a holder of Old Notes, other than Valley, that is an “Accredited Investor,” a “qualified institutional buyer” or a person other than a “U.S. Person,” in each case as such terms are defined in the Securities Act.

         “Informal Noteholders’ Committee” means the informal committee of beneficial owners of the Old Notes that have negotiated the terms of the Restructuring with Knology, the names and addresses of such beneficial owners and the principal amount at maturity of the Old Notes collectively owned by the committee members being set forth in Schedule C to this Agreement.

         “Joinder Agreement” means the agreement to be entered into by and among Knology and each holder of Old Notes who receives New Notes in the Restructuring pursuant to which such holder of Old Notes shall become party to the Stockholders Agreement, dated as of February 7, 2000, as amended as of January 12, 2001, and as it may be further amended as contemplated by the Restructuring Term Sheet, by and among Knology and the other stockholders party thereto.

         “Material Adverse Change” means any change in the business or operations of Knology and its subsidiaries, taken as a whole (whether financial or otherwise) that would have a material adverse effect on the ability of Knology, Valley or Broadband, as applicable, to perform fully and punctually its obligations under and in respect of (i) this Agreement and the Restructuring, (ii) the Wachovia Loan Documents, or (iii) the CoBank Loan Documents; provided that the filing of the Pre-Packaged Proceeding shall not constitute a Material Adverse Change.

         “Minimum Tender Condition” means there being validly tendered and not withdrawn 100% of the Old Notes held by Eligible Offerees in order to complete the Exchange Offer.

         “Old Indenture” means the indenture (as amended, modified or supplemented from time to time), dated as of October 22, 1997, between Broadband, as issuer, and United States Trust Company of New York, a bank and trust company organized under New York law, as indenture trustee.

         “Old Indenture Amendments” means an amendment to the Old Indenture, which, among other things, deletes substantially all of the covenants contained in the Old Indenture.

         “Old Notes” means the 11-7/8% Senior Discount Notes due 2007 in the aggregate principal amount at maturity of $444.1 million issued by Broadband pursuant to the Old Indenture.

         “Person” means any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization or other entity.

         “Required Noteholders” means (i) the Other Noteholders holding, beneficially or of record, at least 75% in aggregate principal amount at maturity of the Old Notes held by Other Noteholders, and (ii) SCANA.

          “Registration Rights Agreement” means the agreement to be entered into by and among Knology and the holders of the Old Notes who tender such Old Notes in the Exchange Offer, pursuant to which Knology has agreed to use best efforts to exchange notes (substantially similar to the New Notes) registered under the Securities Act, for unregistered New Notes issued in the Exchange Offer, as more fully set forth in the Restructuring Term Sheet and to grant certain registration rights to holders of New Notes who are affiliates (within the meaning of Rule 144 under the Securities Act) of Knology.

         “Restructuring Term Sheet” means that certain Restructuring Term Sheet attached hereto as Annex A which sets forth the material terms and conditions of the Restructuring.

         “Securities Act” means the Securities Act of 1933, as amended.

         “Special Committee of the Board of Directors” means the special committee of the Board of Directors of Knology formed to evaluate the Restructuring and consisting of Richard S. Bodman, William Laverack, Jr. and Campbell B. Lanier III.

         “Transfer” means to directly or indirectly (i) sell, pledge, assign, encumber, grant an option with respect to, transfer or dispose of any participation or interest (voting or otherwise) in or (ii) enter into an agreement, commitment or other arrangement to sell, pledge, assign, encumber, grant an option with respect to, transfer or dispose of any participation or interest (voting or otherwise) in, or the act thereof.

         “Wachovia Credit Facility” means that certain existing $15,465,000 senior secured credit facility by and among Wachovia, as lender, Broadband, as guarantor, and the subsidiaries of Broadband, as borrowers, to be amended and restated as more particularly described in Annex C-1 attached hereto and the Wachovia Loan Documents included in Annex C-2 attached hereto.

         2.       Agreement to Complete the Restructuring.

         Subject to the terms and conditions of this Agreement, the parties to this Agreement agree to use reasonable efforts to complete the Restructuring through the Exchange Offer, the Consent Solicitation, the execution and delivery of the CoBank Loan Documents, the Wachovia Loan Documents, the Charter Amendment, the Private Placement and the Stockholders Agreement Amendment, as each is described in the Restructuring Term Sheet, the CoBank Term Sheet and the Wachovia Term Sheet; or, alternatively, if the Minimum Tender Condition is not satisfied or waived or Knology is otherwise not able to consummate the Exchange Offer but the required consents of holders of Old Notes, Wachovia and Knology are received to confirm the Pre-Packaged Plan, then through the Pre-Packaged Plan in accordance with the terms of the Restructuring Term Sheet, the CoBank Term Sheet and the Wachovia Term Sheet. Notwithstanding the foregoing, (a) neither Wachovia nor any affiliate thereof shall have (i) any obligation to provide any financing or arrange any financing other than the Wachovia Credit Facility or (ii) to provide any further advances under the Wachovia Credit Facility as in effect on the date hereof, (b) neither CoBank nor any affiliate thereof shall have any obligation to provide any financing or arrange any financing other than the CoBank Credit Facility, and (c) neither ITC nor SCANA nor any of their respective affiliates shall have any obligation to provide any financing or arrange any financing (including, without limitation, any financing contemplated by Section 14 hereof) other than the New Notes and the payment of the purchase price for the Private Placement Shares in exchange for delivery of such Private Placement Shares at the consummation of the Exchange Offer or pursuant to the Pre-Packaged Plan, as applicable. Moreover, the obligations of all parties hereunder are several and not joint nor joint and several and no party hereto shall be responsible for the failure of any other party hereto to perform its obligations hereunder.

         3.       Knology’s and Broadband’s Obligations to Support the Restructuring.

                       (a)   Knology and Broadband agree to use their respective best efforts to commence the Exchange Offer by July 19, 2002 and to use their respective best efforts to complete the same within 30 business days of the date of commencement of the Exchange Offer in accordance with the terms set forth in the Restructuring Term Sheet, the CoBank Term Sheet and the Wachovia Term Sheet.

                       (b)   Knology agrees that it will not waive the Minimum Tender Condition without the consent of the Special Committee of the Board of Directors and the Required Noteholders.

                       (c)   If all of the conditions to the Exchange Offer cannot be satisfied and/or waived by October 2, 2002, but the required consents of holders of Old Notes, Wachovia and Knology are received to confirm the Pre-Packaged Plan, then on such date (or such later date as the Required Noteholders and each Bank may agree), Broadband shall file the Pre-Packaged Proceeding and seek confirmation of the Pre-Packaged Plan.

                       (d)   Neither Knology nor Broadband shall, without the prior written consent of the Required Noteholders and each Bank: (i) initiate any exchange offer for Old Notes except the Exchange Offer described in the Restructuring Term Sheet; or (ii) otherwise seek to restructure Knology or Broadband except through the Restructuring in accordance with the Restructuring Term Sheet.

                       (e)   Subject to the terms and conditions set forth in this Agreement, Knology and Broadband shall perform all their respective obligations hereunder and under the Restructuring Term Sheet, the CoBank Term Sheet and the Wachovia Term Sheet, including:

(i) submitting the Charter Amendment for adoption by Knology’s stockholders, recommending its adoption, and submitting the adopted Charter Amendment to the Secretary of State of the State of Delaware in connection with and conditioned upon the consummation of the Restructuring;

(ii) consummating the Private Placement in connection with and conditioned upon the consummation of Restructuring on the terms set forth in the Restructuring Term Sheet;

(iii) using all reasonable efforts to, and to cause the subsidiaries of Knology and Broadband to, consummate the consensual modification of the Wachovia Credit Facility and the consensual modification of the CoBank Credit Facility, in each case in connection with and conditioned upon the consummation of Restructuring on the terms set forth in the Restructuring Term Sheet, the CoBank Term Sheet, the Wachovia Term Sheet, and the CoBank Loan Documents and the Wachovia Loan Documents.

                       (f)   Knology and Broadband further agree that they will not object to, or otherwise commence any proceeding to oppose, the Restructuring and shall not take any action that is inconsistent with, or that would unreasonably delay the consummation of, the Restructuring.

         4.       Valley’s Obligations to Support the Restructuring.

                       (a)   Subject to the terms and conditions set forth in this Agreement, Valley agrees with Knology, Broadband, CoBank, Wachovia and each Noteholder to: (i) tender for cancellation all of the Old Notes held by Valley at the closing of the Exchange Offer in consideration for receipt from Broadband of a limited guaranty of the CoBank Credit Facility; (ii) within ten business days following the commencement of the Exchange Offer, vote to accept the Pre-Packaged Plan and (iii) vote to reject any plan of reorganization for Broadband that does not contain the terms of the Restructuring substantially as set forth in the Restructuring Term Sheet.

                       (b)   Valley may not revoke or withdraw the tender for cancellation of the Old Notes held by Valley.

                       (c)   Valley agrees that (i) it will not vote for, consent to, provide any support for, participate in the formulation of, or solicit or encourage others to formulate any other tender offer, settlement offer, or exchange offer for the Old Notes other than the Exchange Offer; and (ii) it will permit public disclosure, including in a press release, of the contents of this Agreement, including, but not limited to, the commitments given in this Section 4.

                       (d)   Valley further agrees that it will not object to, or otherwise commence any proceeding to oppose, the Restructuring and shall not take any action that is inconsistent with, or that would unreasonably delay the consummation of, the Restructuring.

                       (e)   Valley further agrees that any Old Notes acquired by Valley following the date of this Agreement shall be subject to the terms hereof and shall be subject to the same treatment in the Restructuring as the Old Notes held by Valley as of the date hereof.

         5.       Noteholders’ Obligations to Support the Restructuring. Subject to the terms and conditions set forth in this Agreement, including paragraph 5(g):

                       (a)   Each Noteholder agrees with Knology, Broadband, Valley, CoBank, Wachovia and each other Noteholder, in connection with and conditioned upon consummation of the Restructuring upon the terms set forth in the Restructuring Term Sheet, to: (i) use its reasonable efforts to tender its Old Notes pursuant to and in accordance with the Exchange Offer and the other terms and conditions of the Restructuring Term Sheet within ten business days following the commencement of the Exchange Offer but in no event later than five business days prior to the original expiration date of the Exchange Offer; (ii) grant its consent pursuant to the Consent Solicitation and agree to the Old Indenture Amendments; (iii) use its reasonable efforts to vote to accept the Pre-Packaged Plan within ten business days following the commencement of the Exchange Offer but in no event later than five business days prior to the original expiration date of the Exchange Offer; (iv) support and otherwise consent to the restructuring and amendment of the CoBank Credit Facility and the Wachovia Credit Facility in accordance with the CoBank Term Sheet, the Wachovia Term Sheet, and the CoBank Loan Documents and the Wachovia Loan Documents; and (v) vote to reject any plan of reorganization for Broadband or Knology that does not contain the terms of the Restructuring substantially as set forth in the Restructuring Term Sheet. Each Noteholder acknowledges that by tendering its Old Notes in the Exchange Offer, it will be deemed to have delivered the consents required in the Consent Solicitation for the Old Indenture Amendments, and to have executed the Joinder Agreement and the Registration Rights Agreement, all as more fully described in the Restructuring Term Sheet.

                       (b)   Each of the Other Noteholders hereby agrees that it shall not Transfer any of the Old Notes unless the transferee agrees in writing to be bound by all of the terms and conditions of this Agreement by executing a counterpart signature page of this Agreement and such Noteholder provides a copy of such executed signature page to the Noteholders’ counsel and Knology’s counsel as set forth in this Agreement. Any Transfer of the Old Notes that does not comply with the foregoing shall be deemed ineffective to Transfer any right to accept or reject the Exchange Offer, to consent to the Old Indenture Amendments, or to accept the Pre-Packaged Plan, which right shall remain with and be exercised only by the purported transferor.

                       (c)   Each of Valley, SCANA and the Burton Partnerships hereby agrees that it shall not Transfer any of the Old Notes. Any Transfer of the Old Notes in violation of the foregoing shall be deemed ineffective to Transfer any right to accept or reject the Exchange Offer, to consent to the Old Indenture Amendments, or to accept the Pre-Packaged Plan, which right shall remain with and be exercised only by the purported transferor.

                       (d)   No Noteholder may revoke or withdraw any tender made by such Noteholder of such Noteholder’s Old Notes pursuant to the Exchange Offer or revoke or modify any consent thereby delivered by such Noteholder pursuant to the Consent Solicitation.

                       (e)   Each Noteholder agrees that (i) it will not vote for, consent to, provide any support for, participate in the formulation of, or solicit or encourage others to formulate any other tender offer, settlement offer, or exchange offer for the Old Notes other than the Exchange Offer; (ii) it will use its reasonable and appropriate efforts to cause the Informal Noteholders’ Committee to take all actions deemed advisable in order to cause the consummation of the Exchange Offer; and (iii) it will permit public disclosure, including in a press release, of the contents of this Agreement, including, but not limited to, the commitments given in this Section 5 and the Restructuring Term Sheet, but not including information with respect to such Noteholder’s specific ownership of Old Notes.

                       (f)   Each Noteholder further agrees that it will not object to, or otherwise commence any proceeding to oppose, the Restructuring and shall not take any action that is inconsistent with, or that would unreasonably delay the consummation of, the Restructuring.

                       (g)   Nothing in this Agreement shall be deemed to prevent any Noteholder from taking any action that it is obligated to take in the performance of any fiduciary or similar duty which the Noteholder owes to any other Person, including any duties that may arise as a result of any Noteholder’s appointment to any committee in the Pre-Packaged Proceeding or any other bankruptcy or insolvency proceeding.

                       (h)   Each Noteholder acknowledges and agrees with Knology, Broadband, Valley and each other Noteholder that the principal amount of the New Notes and the number of shares of New Preferred Stock to be received by each of SCANA and the Burton Partnerships in the Restructuring in exchange for each Old Note that each of SCANA and the Burton Partnerships owns, as set forth in the Restructuring Term Sheet, will be different from the principal amount of the New Notes and the number of shares of New Preferred Stock to be received by each Other Noteholder in the Restructuring in exchange for each Old Note each Other Noteholder owns, as set forth in the Restructuring Term Sheet.

                       (i)         Each Noteholder further agrees that any Old Notes acquired by such Noteholder following the date of this Agreement shall be subject to the terms and conditions of this Agreement and shall be subject to the same treatment in the Restructuring as the Old Notes held by such Noteholder as of the date hereof.

         6.       Stockholders’ Obligations to Support the Restructuring.

                       (a)   Subject to the terms and conditions set forth in this Agreement, the Stockholders agree, with each other Stockholder and with the Noteholders, in connection with and conditioned upon consummation of the Restructuring upon the terms set forth in the Restructuring Term Sheet, at every meeting of the stockholders of Knology called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Knology, to vote in favor of the adoption of the Charter Amendment. Subject to the terms and conditions set forth in this Agreement, the

Stockholders agree, in connection with and conditioned upon consummation of the Restructuring upon the terms set forth in the Restructuring Term Sheet, to (i) execute the Stockholders Agreement Amendment, and (ii) waive any preemptive rights they may have pursuant to the Stockholders Agreement or otherwise with respect to the Private Placement, the Exchange Offer or the Pre-Packaged Plan.

                       (b)   Subject to the terms and conditions set forth in this Agreement:

(i) Each of the Other Stockholders and ITC hereby agrees that it shall not Transfer any of the shares of Knology’s capital stock unless (w) such Stockholder provides written notice, at the addresses set forth in Section 22, of the Transfer to the Noteholders’ counsel and Knology’s counsel; (x) such notice identifies the transferee, identifies the number of shares of Knology’s capital stock that is subject to the Transfer and confirms that the transferee has agreed to be bound by all of the terms and conditions of this Agreement; (y) the transferee agrees in writing to be bound by all of the terms and conditions of this Agreement by executing a counterpart signature page of this Agreement; and (z) such Stockholder provides a copy of such executed signature page to the Noteholders’ counsel and Knology’s counsel as set forth in this Agreement; provided, however, that in the event the shares of Knology’s capital stock held by ITC are distributed to the stockholders of ITC Holding Company, Inc. on a pro rata basis, then ITC shall be able to effect such Transfer so long as ITC complies with (w), (x), (y) and (z) above with respect to the transferees receiving in the aggregate at least 75% of the shares so distributed. Any Transfer of the shares of Knology’s capital stock that does not comply with the foregoing shall be ineffective.

(ii) Each of SCANA and the Burton Partnerships hereby agrees that it shall not Transfer any of the shares of Knology’s capital stock.

                       (c)   Each Stockholder further agrees that it will not object to, or otherwise commence any proceeding to oppose, the Restructuring and shall not take any action that is inconsistent with, or that would unreasonably delay the consummation of, the Restructuring.

                       (d)   Nothing in this Agreement shall be deemed to prevent any Stockholder from taking any action that it is obligated to take in the performance of any fiduciary or similar duty which the Stockholder owes to any other Person, including any duties that may arise as a result of any Stockholder’s appointment to any committee in the Pre-Packaged Proceeding or any other bankruptcy or insolvency proceeding.

         7.       Obligations with Respect to CoBank Credit Facility

                       (a)   Subject to the terms and conditions of this Agreement, simultaneously with the consummation of the Exchange Offer, or upon effectiveness of the Pre-Packaged Plan, CoBank and the other applicable parties thereto shall consummate the consensual modification of the CoBank Credit Facility on the terms set forth in the CoBank Term Sheet and shall execute the CoBank Loan Documents. Further, the parties to the CoBank Loan Documents shall use all reasonable efforts to satisfy all conditions precedent to the effectiveness of the CoBank Loan Documents including the execution and delivery of all required certificates, opinions, and all other closing conditions. Further, the parties to the CoBank Loan Documents shall execute such other security or other closing documents, and take such further actions, as may be reasonably requested by CoBank to give further effect or otherwise implement the consensual modification of the CoBank Credit Facility as contemplated by the CoBank Term Sheet.

                       (b)   CoBank agrees that it shall not Transfer any of its right, title or interest in and to the CoBank Credit Facility unless (w) CoBank provides written notice, to the address set forth in Section 22, of the Transfer to Knology; (x) such notice identifies the transferee, identifies the portion of the CoBank Credit Facility that is subject to the Transfer and confirms that the transferee has agreed to be bound by all of the terms and conditions of this Agreement; (y) the transferee agrees in writing to be bound by all of the terms and conditions of this Agreement by executing a counterpart signature page of this Agreement; and (z) CoBank provides a copy of such executed signature page to Knology; provided that nothing herein shall prohibit CoBank from pledging or assigning all or any portion of the CoBank Credit Facility to any Federal Reserve Bank in accordance with applicable law or in connection with any financing by CoBank. Any Transfer of the CoBank Credit Facility that does not comply with the foregoing shall be deemed ineffective to Transfer any interest in the CoBank Credit Facility and any right to accept or reject the Exchange Offer, to consent to the modification of the CoBank Loan Document, or to accept the Pre-Packaged Plan, which right shall remain with and be exercised only by the purported transferor.

                       (c)   CoBank agrees that (i) it will not vote for, consent to, provide any support for, participate in the formulation of, or solicit or encourage others to formulate, any other tender offer, settlement offer or exchange offer for the Old Notes other than the Exchange Offer or any other modification or amendment to the CoBank Credit Facility other than pursuant to the CoBank Term Sheets and the CoBank Loan Document and (ii) it will permit the public disclosure, including a press release, of the contents of this Agreement, including, but not limited to, the commitments in this Section 7 and the contents of the CoBank Term Sheet.

                       (d)   CoBank agrees that it will not object to, or otherwise commence any proceeding to oppose, the Restructuring and shall not take any action that is inconsistent with, or that would unreasonably delay the consummation of, the Restructuring.

                       (e)   Nothing in this Agreement shall be deemed to prevent CoBank from taking any action that it is obligated to take in the performance of any fiduciary or similar duty which CoBank owes to any other Person.

         8.       Obligations with Respect to Wachovia Credit Facility.

                       (a)   Subject to the terms and conditions of this Agreement, simultaneously with the consummation of the Exchange Offer, or upon effectiveness of the Pre-Packaged Plan, Wachovia and the other applicable parties thereto shall consummate the consensual modification of the Wachovia Credit Facility on the terms set forth in the Wachovia Term Sheet and shall execute the Wachovia Loan Documents. Further, the parties to the Wachovia Loan Documents shall use all reasonable efforts to satisfy all conditions precedent to the effectiveness of the Wachovia Loan Documents including the execution and delivery of all required certificates, opinions, and all other closing conditions. Further, the parties to the Wachovia Loan Documents shall execute such other security or other closing documents, and take such further actions, as may be reasonably requested by Wachovia to give further effect or otherwise implement the consensual modification of the Wachovia Credit Facility as contemplated by the Wachovia Term Sheet.

                       (b)   Wachovia agrees that it shall not Transfer any of its right, title or interest in and to the Wachovia Credit Facility, respectively, unless (w) Wachovia provides written notice, to the address set forth in Section 22, of the Transfer to Knology; (x) such notice identifies the transferee, identifies the portion of the Wachovia Credit Facility that is subject to the Transfer and confirms that the transferee has agreed to be bound by all of the terms and conditions of this Agreement; (y) the transferee agrees in writing to be bound by all of the terms and conditions of this Agreement by executing a counterpart signature page of this Agreement; and (z) Wachovia provides a copy of such executed signature page to Knology; provided that nothing herein shall prohibit Wachovia from pledging or assigning all or any portion of the Wachovia Credit Facility, as applicable, to any Federal Reserve Bank in accordance with applicable law. Any Transfer of the Wachovia Credit Facility that does not comply with the foregoing shall be deemed ineffective to Transfer any interest in the Wachovia Credit Facility as the case may be, and any right to accept or reject the Exchange Offer, to consent to the modification of the Wachovia Loan Documents, or to accept the Pre-Packaged Plan, which right shall remain with and be exercised only by the purported transferor.

                       (c)   Wachovia agrees that (i) it will not vote for, consent to, provide any support for, participate in the formulation of, or solicit or encourage others to formulate, any other tender offer, settlement offer or exchange offer for the Old Notes other than the Exchange Offer or any other modification or amendment to the Wachovia Credit Facility other than pursuant to the Wachovia Term Sheet and the Wachovia Loan Documents and (ii) it will not object to the public disclosure, including a press release, of the contents of this Agreement, including, but not limited to, the commitments in this Section 8 and the contents of the Wachovia Term Sheet.

                       (d)   Wachovia agrees that it will not object to, or otherwise commence any proceeding to oppose, the Restructuring and shall not take any action that is inconsistent with, or that would unreasonably delay the consummation of, the Restructuring.

                       (e)   Nothing in this Agreement shall be deemed to prevent Wachovia from taking any action that it is obligated to take in the performance of any fiduciary or similar duty which such Person owes to any other Person, including any duties that may arise as a result of Wachovia’s appointment to any committee in the Pre-Packaged Proceeding.

                       (f)   By executing this Agreement, Wachovia agrees to temporarily waive compliance by Broadband and its subsidiaries with the financial covenants set forth in Section 9.4(a) and Section 9.4(b) of the Wachovia Credit Facility for the periods ending June 30, 2002 and September 30, 2002 (the “Temporary Waiver”). The Temporary Waiver shall immediately expire and be of no further force or effect if this Agreement is terminated as provided in Section 13. Upon the expiration of the Temporary Waiver, Wachovia shall have and shall be permitted to exercise any rights and remedies under the Wachovia Credit Facility or under applicable law with respect to any breach of Section 9.4(a) or Section 9.4(b) of the Wachovia Credit Facility that occurred during the Temporary Waiver. The agreements of Wachovia in this Agreement are not, and should not be construed either (i) as a commitment or any other undertaking or expression of any willingness to engage in any other waiver, amendment, modification or other change to any provision of the Wachovia Credit Facility (including, without limitation, any extension of the maturity date thereof) other than the amendment and restatement described in the preceding three sentences and in the Wachovia Term Sheet or (b) to prejudice any rights or remedies that Wachovia, as Lender, may now have or may have in the future under or in connection with the Wachovia Credit Facility or the other Loan Documents (as defined in the Wachovia Credit Facility).

         9.       Obligations of All Parties to Support the Restructuring. Subject to the terms and conditions of this Agreement, simultaneously with the consummation of the Exchange Offer, or upon effectiveness of the Pre-Packaged Plan, the applicable parties thereto agree as follows:

                       (a)   Subject to Section 2 of this Agreement, each party to this Agreement agrees that so long as it is the legal owner or beneficial owner of all or any portion of either a referenced “claim” or referenced “interest” within the meaning of 11 U.S.C. §§ 101, et seq. (each a “Claim”), it will: (i) take all reasonable steps to support the Pre-Packaged Plan, defend the adequacy of pre-petition disclosure and solicitation procedures in connection with the Pre-Packaged Plan, the Exchange Offer, the CoBank Term Sheet, the Wachovia Term Sheet, the CoBank Loan Documents and the Wachovia Loan Documents and, to the extent necessary, support the adequacy of any post-petition disclosure statement that may be required by the bankruptcy court and circulated in connection herewith or therewith; (ii) support confirmation of the Pre-Packaged Plan including, but not limited to, filing the appropriate pleadings and taking such other actions as Broadband may reasonably request to obtain confirmation of the Pre-Packaged Plan and the execution of the CoBank Loan Documents and the Wachovia Loan Documents in connection therewith; (iii) from and after the date hereof, not agree to, consent to, provide any support to, participate in the formulation of, or vote for any plan of reorganization or liquidation of Knology or Broadband, other than the Pre-Packaged Plan; and (iv) agree to permit disclosure in the Pre-Packaged Plan or any document ancillary thereto (hereinafter a “Reorganization Document”) or any necessary filings by Knology or Broadband with the Securities and Exchange Commission (the “Commission”) of the contents of this Agreement (excluding information with respect to any Noteholder’s specific ownership of Old Notes).

                       (b)   Each party to this Agreement agrees that so long as it is a holder of all or any portion of a Claim, it shall not object to or otherwise commence any proceeding to oppose or alter the Pre-Packaged Plan or any other Reorganization Document and shall not take any action which is inconsistent with, or that would unreasonably delay or impede approval or confirmation of the Pre-Packaged Plan or any of the Reorganization Documents. Without limiting the generality of the foregoing, no party may directly or indirectly seek, solicit, support or encourage any other plan, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of any of Knology or Broadband that could reasonably be expected to prevent, delay or impede the confirmation of the Pre-Packaged Plan or approval of any Reorganization Document.

                       (c)   In furtherance of paragraphs 9(a) and (b) above, no party hereto, either prior to or during the pendency of the Pre-Packaged Proceeding, shall challenge or contest the validity, binding nature, due authorization or enforceability of any document or instrument evidencing the CoBank Credit Facility or the Wachovia Credit Facility or any CoBank Loan Document or any Wachovia Loan Document or any term or condition thereof and no party shall, either prior to or during the pendency of the Pre-Packaged Proceeding, seek to alter, amend or supplement any CoBank Loan Document or any Wachovia Loan Document without the prior written consent of CoBank and/or Wachovia, as applicable. Further, no party hereto, either prior to or during the pendency of the Pre-Packaged Proceeding, shall challenge or contest the validity, enforceability, perfection or priority of (or shall seek to alter the priority of) any existing lien or security interest in favor of CoBank and/or Wachovia or any lien or security interest granted to CoBank and/or Wachovia pursuant to the CoBank Loan Documents or the Wachovia Loan Documents.

                       (d)   Each of CoBank and Wachovia agree that, notwithstanding anything contained in the existing documents and instruments evidencing the CoBank Credit Facility and the Wachovia Credit Facility or in the Bank Loan Documents to the contrary, the filing by Broadband of the Pre-Packaged Proceeding alone shall not constitute a “material adverse change” (or like phrase) thereunder and in and of itself shall not in any event give rise to the ability of CoBank and/or Wachovia, as the case may be, to accelerate the indebtedness evidenced thereby or cease making advances thereunder; provided, however, except as expressly provided otherwise in this Agreement, this Agreement shall not otherwise interfere with the enforcement or administration by CoBank of the CoBank Credit Facility. In reliance upon the representations, warranties and covenants of Knology and Broadband contained in this Agreement, and subject to the terms and conditions of this Agreement, (i) Wachovia agrees to forbear from exercising its rights and remedies under the Wachovia Credit Facility and related loan documents or applicable law in respect of or arising out of any “Default” (as defined in the Wachovia Credit Facility) or “Event of Default” (as defined in the Wachovia Credit Facility) arising under (A) Section 12.1(a) of the credit agreement evidencing the Wachovia Credit Facility resulting from the failure, if any, of Broadband and its subsidiaries to repay the Wachovia Credit Facility in full on November 15, 2002 so long as Broadband and its subsidiaries continue to pay interest in accordance with the terms of the Wachovia Credit Facility or (B) Section 12.1(j) of the credit agreement evidencing the Wachovia Credit Facility resulting from the filing by Broadband of the Pre-Packaged Proceeding (any such “Default” or “Event of Default” described in the foregoing clauses (A) and (B), a “Forbearance Default”) subject to the terms and conditions of this Agreement until this Agreement is terminated provided in Section 13. If this Agreement is terminated as provided in Section 13, the agreement of Wachovia to forbear shall automatically and without further action terminate and be of no force and effect, it being expressly agreed that the effect of such termination will be to permit Wachovia to exercise such rights and remedies immediately; provided however, that nothing herein shall be construed as a waiver by Knology or Broadband of any right it may have as a “debtor” under the Pre-Packaged Proceeding or other bankruptcy proceeding. The parties hereto agree and acknowledge that Wachovia has not waived, is not by this Agreement waiving, and has no intention of waiving, any “Defaults” or “Events of Default” which have occurred and may be continuing on the date hereof or any “Defaults” or “Events of Default” (including any Forbearance Default) which may occur after the date hereof, and Wachovia has not agreed to forbear with respect to any of its rights or remedies concerning any “Default” or “Event of Default” (other than, prior to the termination of this Agreement as provided in Section 13, any Forbearance Default to the extent expressly set forth herein), which may have occurred or are continuing as of the date hereof or which may occur after the date hereof. Moreover, subject to the provisions of this Section 9(d) (solely with respect to any Forbearance Default), Wachovia reserves the right, in its discretion, to exercise any or all of its rights and remedies under the Wachovia Credit Facility and the related loan documents and applicable law as a result of any “Default” or “Event of Default” which may have occurred and be continuing on the date hereof or any “Default” or “Event of Default” which may occur after the date hereof, and Wachovia has not waived any of such rights or remedies, and nothing in this Agreement, and no delay on its part in exercising any such rights or remedies, should be construed as a waiver of any such rights or remedies; provided, however, that as of the date of this Agreement, Wachovia has no knowledge that any “Default” or “Event of Default” exists. Without limiting the generality of the foregoing, the neither Knology nor any subsidiary thereof (including Broadband and its subsidiaries) will claim that any prior action or course of conduct by the Wachovia constitutes an agreement or obligation to continue such action or course of conduct in the future. Nothing in this Agreement shall be construed as an amendment to the Wachovia Credit Facility or any related loan document and, conversely, nothing in this Agreement should constitute a waiver of any rights Broadband or Knology may have as a “debtor” in the Pre-Packaged Proceeding or any other bankruptcy proceeding. The Wachovia Credit Facility and the related loan documents are in full force and effect, and shall remain in full force and effect unless and until an agreement modifying such documents is executed and delivered by the applicable parties, and then only to the extent such agreement actually modifies such documents.

         10.      Obligations of SCANA and ITC to Participate in the Private Placement.

                       (a)   Subject to the terms and conditions set forth in this Agreement, SCANA agrees to subscribe for and purchase 6,500,000 shares of Knology’s Series C Preferred Stock at $3.00 per share in the Private Placement.

                       (b)   Subject to the terms and conditions set forth in this Agreement, ITC agrees to subscribe for and purchase 6,500,000 shares of Knology’s Series C Preferred Stock at $3.00 per share in the Private Placement.

         11.      Effectiveness of this Agreement.

         The effectiveness of this Agreement, and the respective obligations of the parties under this Agreement, are conditioned upon the receipt of the consent and signature of Knology, Broadband, Valley, SCANA, the Burton Partnerships, ITC, the Banks, the Other Stockholders and Other Noteholders holding 60% of the aggregate principal amount at maturity of the Old Notes held by holders of Old Notes, other than Valley, SCANA or the Burton Partnerships.

         12.      Amendments to the Restructuring.

         Knology shall not alter the material terms of the Restructuring without the prior written consent of the Required Noteholders, the Banks, J. H. Whitney IV, L.P. and Blackstone CCC Capital Partners L.P., except that Knology may amend the terms of the Exchange Offer to: (i) extend the expiration date of the Exchange Offer to any date not later than September 30, 2002, if at the time of any such extension the conditions to closing set forth in the Exchange Offer shall not have been satisfied or waived as provided in this Agreement; and (ii) comply with any legal requirement binding on Knology, Broadband, Valley or their respective officers, directors or stockholders; provided that any amendment made pursuant to this clause (ii) that is a material alteration of the terms of the Restructuring must be approved by the Required Noteholders.

         13.      Termination of Agreement.

         Notwithstanding anything to the contrary set forth in this Agreement, unless the Restructuring has been consummated as provided in this Agreement, this Agreement and all of the obligations and undertakings of the various parties set forth in this Agreement shall terminate and expire upon the earliest to occur of: (i) October 2, 2002 (provided that if a Pre-Packaged Proceeding is filed as set forth in Section 3(c), such date shall be December 31, 2002); (ii) written notice from the Other Noteholders of the vote to terminate this Agreement by Other Noteholders holding, beneficially or of record, at least 75% in aggregate principal amount at maturity of the Old Notes held by Other Noteholders upon the occurrence of a Material Adverse Change; (iii) written notice from Wachovia of its intent to terminate this Agreement upon the occurrence of a Material Adverse Change; (iv) written notice from CoBank of its intent to terminate this Agreement upon the occurrence of a Material Adverse Change; (v) written notice from ITC or SCANA of its intent to terminate this Agreement upon the occurrence of a Material Adverse Change; (vi) a material alteration by Knology of the terms of the Restructuring not permitted under Section 12; (vii) a material breach by Knology, Broadband or Valley of their respective obligations, representation or warranties under this Agreement; (viii) the day preceding the filing of any bankruptcy or insolvency proceeding involving Broadband or Knology other than the Pre-Packaged Proceeding contemplated by this Agreement; (ix) the occurrence of any “Default” or “Event of Default” (as defined in the Wachovia Credit Facility) other than a Forbearance Default under the Wachovia Credit Facility; (x) the occurrence of any “Default” or “Event of Default” (as defined in the CoBank Credit Facility); (xi) failure to satisfy the conditions precedent described in the Wachovia Term Sheet by October 2, 2002 (or, if a Pre-Packaged Proceeding is filed as set forth in Section 3(c), December 31, 2002); (xii) the failure of the Bankruptcy Court to permit (on a post-petition basis) Broadband and its subsidiaries to make and receive intercompany advances in accordance with the DIP Financing and the Cash Collateral Order; and (xiii) the failure of Knology to advance funds to Broadband upon Broadband’s request as provided Section 14 of this Agreement.

         14.      Pre-Closing Funding; Debtor-in-Possession Financing.

                       (a)   All parties hereto agree that, prior to the consummation of the Exchange Offer, Broadband may continue borrowing, and Knology will, upon Broadband’s request, continue making advances of up to $10.0 million of additional loans pursuant to, and under the terms and conditions of, that certain Subordinated Intercompany Credit Agreement Promissory Note, dated January 1, 2002, executed and delivered by Broadband in favor of Knology (the “Intercompany Loan Facility” and together with all pledge agreements, security agreements, guaranty agreements, mortgages and deeds to secure debt delivered by Broadband or any subsidiary thereof in connection with the Intercompany Loan Facility, collectively, the “Intercompany Loan Facility Documents”), the terms of which are summarized in Annex D attached hereto. To fund the Intercompany Loan Facility, at any time prior to, in the case of the Exchange Offer, October 2, 2002, or, in the case of a Pre-Packaged Proceeding, December 31, 2002,

Knology may (i) request, and ITC may (but shall not be obligated to) provide either an advance on the Private Placement in the form of debt issued to ITC or (ii) obtain bridge financing from a third-party lender (in either case, the “Bridge Financing”). As collateral security for the obligations of Knology under any such interim funding arrangement, ITC or such third-party lender may obtain a collateral assignment of the Intercompany Loan Facility and the collateral security of Knology granted by Broadband in connection therewith; provided that any such assignee of the Intercompany Loan Facility Documents shall expressly agree in writing to be subordinated to the Wachovia Credit Facility pursuant to the terms of the Subordination Agreement (as defined below). Upon consummation of the Exchange Offer or effectiveness of Pre-Packaged Plan, (i) all indebtedness and obligations of Broadband under the Intercompany Loan Facility, and all liens and security interests granted by Broadband and its subsidiaries in favor of Knology thereunder (whether assigned to any other party as described herein or otherwise), shall be automatically discharged, extinguished and released in consideration for receipt from Broadband of a limited guaranty of the CoBank Credit Facility and (ii) all indebtedness and obligations of Knology under the Bridge Financing will be either (x) in the event the Bridge Financing was provided by ITC, automatically converted into Private Placement Shares or (y) in the event the Bridge Financing is provided by a third-party lender, repaid in full on the date of the consummation of the Exchange Offer or effectiveness of Pre-Packaged Plan with a portion of the proceeds of the Private Placement.

                       (b)   In the event Broadband commences the Pre-Packaged Proceeding, Broadband may continue to obtain financing from Knology pursuant to the Intercompany Loan Facility without any modification or amendment, except that such financing shall now constitute debtor-in-possession financing (the “DIP Financing”). Each party hereto hereby consents to the DIP Financing and no party hereto shall seek to amend the terms of the DIP Financing or seek to prohibit Broadband from obtaining the DIP Financing on the terms and conditions set forth on Annex D. Knology, or an assignee thereof pursuant to the Bridge Financing, acknowledges that the DIP Financing shall continue to be subordinated to the Wachovia Credit Facility pursuant to the terms of that certain Intercreditor and Subordination Agreement dated as of January 1, 2002 (the “Subordination Agreement”) by and among Broadband, Knology and Wachovia, as Administrative Agent and that the DIP Financing shall constitute “Junior KNOLOGY Debt” for purposes of the Subordination Agreement (which such acknowledgement by any lender not a party to this Agreement shall be evidenced by writing). By entering into this Agreement, Wachovia has consented to the exercise by Knology of its voting rights referred to in Section 4.1 of the Subordination Agreement in a manner consistent with the terms of this Agreement unless and until this Agreement is terminated as provided in Section 13. Upon the effectiveness of the Pre-Packaged Plan, (i) all indebtedness and obligations of Broadband under the Intercompany Loan Facility, and all liens and security interests granted by Broadband and its subsidiaries in favor of Knology thereunder (whether assigned to any other party as described herein or otherwise), shall be automatically discharged, extinguished and released in consideration for receipt from Broadband of a limited guaranty of the CoBank Credit Facility and (ii) all indebtedness and obligations of Knology under the Bridge Financing will be either (x) in the event the Bridge Financing was provided by ITC, automatically be converted into Private Placement Shares or (y) in the event the Bridge Financing is provided by a third-party lender, repaid in full on the date of the consummation of the Exchange Offer or effectiveness of the Pre-Packaged Plan with a portion of the proceeds of the Private Placement.

                       (c)   Immediately upon the filing of the Pre-Packaged Proceeding, Broadband shall seek to obtain, and no party hereto shall object to the entry of, a cash collateral order (the “Cash Collateral Order”) which will permit Broadband to use cash collateral of the Wachovia Credit Facility and the Intercompany Loan Facility to fund the operational requirements of Broadband and the subsidiaries of Broadband in accordance with the projections attached to the Cash Collateral Order; provided, however, that (i) the projections attached to the Cash Collateral Order shall be prepared using the good faith business judgment of Broadband in a manner consistent with past practice and shall be in form and substance reasonably satisfactory to Wachovia, (ii) such Cash Collateral Order shall contain other customary terms and conditions and shall otherwise be in form and substance satisfactory to the parties hereto and (iii) the Cash Collateral Order shall not expressly find, and Wachovia’s consent to its entry shall not be deemed Wachovia’s agreement, that the terms and conditions of the Cash Collateral Order provide “adequate protection” of Wachovia’s interest in the cash collateral.

         15.      Representations and Warranties.

                       (a)   Each of the signatories to this Agreement represents and warrants to the other signatories to this Agreement that:

(i) if an entity, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership or other power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(ii) the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or other action on its part;

(iii) the execution, delivery and performance by it of this Agreement do not and shall not (A) violate any provision of law, rule or regulation applicable to it or any of its affiliates or its certificate of incorporation or bylaws or other organizational documents or those of any of its subsidiaries or (B) conflict with, result in the breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligations to which it or any of its affiliates is a party or under its certificate of incorporation, bylaws or other governing instruments;

(iv) the execution, delivery and performance by it of this Agreement do not and shall not require any registration or filing with, the consent or approval of, notice to, or any other action with respect to, any Federal, state or other governmental authority or regulatory body, except such filings as may be necessary or required for disclosure by the Securities and Exchange Commission;

(v) this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with the Agreement’s terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law); and

(vi) it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.

                       (b)   Each of the Other Noteholders further represents and warrants to the other signatories to this Agreement that:

(i) as of the date of this Agreement, such Other Noteholder is the beneficial owner of, or the investment adviser or manager for the beneficial owners of, the principal amount at maturity of the Old Notes, as represented to the financial advisor and counsel to the Informal Noteholders Committee with the power and authority to vote and dispose of such Old Notes;

(ii) such Other Noteholder has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, sufficient information necessary for such Noteholder to decide to tender its Old Notes pursuant to the Exchange Offer and to accept the proposed terms of the Pre-Packaged Plan as set forth in the Restructuring Term Sheet;

(iii) such Other Noteholder is an “Accredited Investor” as defined in Rule 501 of Regulation D under the Securities Act; and

(iv) as of the date of this Agreement, such Other Noteholder does not owe any fiduciary or similar duty to any other Person that would prevent it from taking any action required of it under this Agreement.

                       (c)   Each of SCANA and the Burton Partnerships further represents to the other signatories to this Agreement that:

(i) as of the date of this Agreement it is the owner of that amount of Old Notes set forth on its signature page to this Agreement with the power and authority to vote and dispose of such Old Notes;

(ii) it has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, sufficient information necessary for it to decide to tender for cancellation all of the Old Notes it holds pursuant to the Restructuring and to accept the proposed terms of the Pre-Packaged Plan as set forth in the Restructuring Term Sheet;

(iii) it is an “Accredited Investor” as defined in Rule 501 of Regulation D under the Securities Act; and

(iv) as of the date of this Agreement, it does not owe any fiduciary or similar duty to any other Person that would prevent it from taking any action required of it under this Agreement.

                       (d)   Each of the Stockholders further represents and warrants to the other signatories to this Agreement that:

(i) as of the date of this Agreement, such Stockholder is the beneficial owner of all of the shares of Knology’s capital stock identified on its signature page to this Agreement; and

(ii) as of the date of this Agreement, it does not owe any fiduciary or similar duty to any other Person that would prevent it from taking any action required of it under this Agreement.;

(iii) it is an “Accredited Investor” as defined in Rule 501 of Regulation D under the Securities Act.

                       (e)   Valley further represents and warrants to the other signatories to this Agreement that:

(i) as of the date of this Agreement, it is the owner of all of the outstanding capital stock of Broadband and the owner of that amount of Old Notes set forth on its signature page to this Agreement;

(ii) it has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, sufficient information necessary for it to decide to tender for cancellation all of the Old Notes it holds pursuant to the Restructuring and to accept the proposed terms of the Pre-Packaged Plan as set forth in the Restructuring Term Sheet;

(iii) it is an “Accredited Investor” as defined in Rule 501 of Regulation D under the Securities Act; and

(iv) as of the date of this Agreement, it does not owe any fiduciary or similar duty to any other Person that would prevent it from taking any action required of it under this Agreement.

                       (f)   Each of CoBank and Wachovia further represents and warrants to the other signatories to this Agreement that:

(i) as of the date of this Agreement, it is the owner of all the outstanding indebtedness owing under the CoBank Credit Facility and Wachovia Credit Facility, respectively;

(ii) it has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, sufficient information necessary for it to decide to enter into this Agreement pursuant to the Restructuring and to accept the Pre-Packaged Plan;

(iii) it is an “Accredited Investor” as defined in Rule 501 of Regulation D under the Securities Act; and

(iv) as of the date of this Agreement, it does not owe any fiduciary or similar duty to any other Person that would prevent it from taking any action required of it under this Agreement.

                       (g)   Broadband further represents and warrants to the other signatories to this Agreement that (i) that each of the representations and warranties set forth in the Wachovia Credit Facility is true and correct as of the date hereof as if fully set forth herein (other than representations and warranties which speak as of a specific date pursuant to the terms thereof, which representations and warranties shall have been true and correct as of such specific dates) and that as of the date hereof no “Default” or “Event of Default” (as defined in the Wachovia Credit Facility) has occurred and is continuing under the Wachovia Credit Facility as of the date hereof and (ii) that each of the representations and warranties set forth in the CoBank Credit Facility is true and correct as of the date hereof as if fully set forth herein (other than representations and warranties which speak as of a specific date pursuant to the terms thereof, which representations and warranties shall have been true and correct as of such specific dates) and that as of the date hereof no “Default” or “Event of Default” (as defined therein in the CoBank Credit Facility) has occurred and is continuing under the CoBank Credit Facility as of the date hereof.

         16.      Preparation of Restructuring Documents.

         Notwithstanding anything to the contrary contained in this Agreement, the obligations of the signatories to this Agreement shall be subject to the preparation of definitive documents (in form and substance reasonably satisfactory to each of the parties hereto and their respective counsel) relating to the transactions contemplated by this Agreement, including, without limitation, the documents relating to the Exchange Offer, the Pre-Packaged Plan, the Consent Solicitation, the Old Indenture Amendments, the Cash Collateral Order, and each Reorganization Document, which documents shall be in all respects consistent with this Agreement (including the Restructuring Term Sheet, the CoBank Term Sheet and the Wachovia Term Sheet). Without limiting the generality of the foregoing, the obligations of SCANA and ITC referred to in Section 10 shall be conditioned upon the execution and delivery by Knology and

SCANA and Knology and ITC, respectively, of such documents as are customary for transactions such as the investments referred to in Section 10, including, without limitation, a stock purchase agreement containing customary representations, warranties, covenants and closing conditions, including, without limitation, as a condition to SCANA’s and ITC’s respective obligations to close, the consummation of the other transactions contemplated by the Restructuring Term Sheet, the CoBank Term Sheet and the Wachovia Term Sheet on substantially the same terms set forth therein.

         17.      Good Faith.

         Each of the signatories to this Agreement agrees to cooperate in good faith with each other to facilitate the performance by the parties of their respective obligations hereunder and the purposes of this Agreement. Each of the signatories to this Agreement further agrees to negotiate the Reorganization Documents in good faith and, in any event, in all respects consistent with the Restructuring Term Sheet.

         18.      Amendments and Modifications.

         Except as otherwise expressly provided in this Agreement, this Agreement shall not be amended, modified or supplemented, except in writing signed by Knology, Broadband, Valley, the Banks, the Stockholders and the Required Noteholders.

         19.      No Waiver.

         Each of the signatories to this Agreement expressly acknowledges and agrees that, except as expressly provided in this Agreement, nothing in this Agreement is intended to, or does, in any manner waive, limit, impair or restrict the ability of any party to this Agreement to protect and preserve all of its rights, remedies and interests, including, without limitation, with respect to its claims against and interests in Knology or Broadband.

         20.      Further Assurances.

         Each of the signatories to this Agreement hereby further covenants and agrees to execute and deliver all further documents, agreements and take all further action that may be reasonably necessary or desirable, or that Knology may reasonably request, in order to enforce and effectively implement the terms and conditions of this Agreement.

         21.      Complete Agreement.

         This Agreement, including the Schedules, Annexes and Exhibits hereto, constitutes the complete agreement between the parties to this Agreement with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, agreements and understandings with respect to the subject matter hereof. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties to this Agreement. In the event that any provision of this Lock-Up Agreement conflicts with the Schedules, Annexes or Exhibits hereto, the provisions of this Lock-Up Agreement shall be controlling.

         22.      Notices.

         All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be (a) transmitted by hand delivery, or (b) mailed by first class, registered or certified mail, postage prepaid, or (c) transmitted by overnight courier, or (d) transmitted by telecopy, and in each case, if to Knology or Valley, at the address set forth below:

Knology, Inc. 1241 O.G. Skinner Drive West Point, GA 31833 Telephone: (706) 634-2663 Fax: (706) 645-0148 Attention: Chad S. Wachter, General Counsel

with a copy to Knology’s and Valley’s counsel:

Alston & Bird LLP 601 Pennsylvania Avenue, NW North Building, 10th Floor Washington, DC 20004 Telephone: (202) 756-3000 Fax: (202) 756-3333 Attention: David E. Brown, Jr.

if to Broadband, at the addresses set forth below:

Knology Broadband, Inc. 1241 O.G. Skinner Drive West Point, GA 31833 Telephone: (706) 634-2663 Fax: (706) 645-0148 Attention: Chad S. Wachter, General Counsel

with a copy to Broadband’s counsel:

Smith, Gambrell & Russell Suite 3100, Promenade II 1230 Peachtree Street, N.E. Atlanta, GA 30309 Telephone: (404) 815-3500 Fax: (404) 815-3509 Attention: Ronald E. Barab

if to SCANA the Burton Partnerships, ITC, the Other Stockholders, Wachovia or CoBank, to the address set forth on the applicable signature pages to this Agreement; and

if to an Other Noteholder, to the address set forth on the signature pages to this Agreement, with a copy to the Other Noteholders’ counsel:

Milbank, Tweed, Hadley & McCloy LLP 601 South Figueroa Street 30th Floor Los Angeles, CA 90017 Telephone: (213) 892-4377 Fax: (213) 629-5063 Attention: Deborah Ruosch and Thomas Kreller

Notices mailed or transmitted in accordance with the foregoing shall be deemed to have been given upon receipt.

         23.      Governing Law.

         This Agreement shall be governed in all respects by the laws of the State of Georgia as such laws are applied to agreements between Georgia residents entered into and performed entirely in Georgia, except that the General Corporation Law of the State of Delaware shall govern as to matters of stockholder approval and other corporate matters.

         24.      Jurisdiction.

         By its execution and delivery of this Agreement, each of the signatories to this Agreement irrevocably and unconditionally agrees that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought (a) in the United States Bankruptcy Court for the Northern District of Georgia if Knology has commenced a case under Chapter 11 of the Bankruptcy Code or (b) in a federal or state court of competent jurisdiction in the State of Georgia if Knology has not commenced a case under Chapter 11 of the Bankruptcy Code. By its execution and delivery of this Agreement, each of the signatories to this Agreement irrevocably accepts and submits itself to the jurisdiction of the United States Bankruptcy Court for the Northern District of Georgia or a court of competent jurisdiction in the State of Georgia, as applicable under the preceding sentence, with respect to any such action, suit or proceeding.

         25.      Consent to Service of Process.

         Each party to this Agreement irrevocably consents to service of process by mail at the address listed with the signature of each such party on the signature pages to this Agreement. Each party agrees that its submission to jurisdiction and consent to service of process by mail is made for the express benefit of each of the other parties to this Agreement.

         26.      Specific Performance.

         It is understood and agreed by each of the signatories to this Agreement that money damages would not be a sufficient remedy for any breach of this Agreement by any party and each non-breaching party shall be entitled to specific performance, injunctive, rescissionary or other equitable relief as remedy for any such breach.

         27.      Headings.

         The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

         28.      Successors and Assigns.

         This Agreement is intended to bind and inure to the benefit of the parties to this Agreement and their respective successors, permitted assigns, heirs, executors, administrators and representatives. The agreements, representations and obligations of the undersigned parties under this Agreement are, in all respects, several and not joint.

         29.      Counterparts.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page by telecopier shall be effective as delivery of a manually executed counterpart. Any Other Stockholder or Other Noteholder may become party to this Agreement on or after the date of this Agreement by executing a signature page to this Agreement.

         30.      No Third-Party Beneficiaries.

         Unless expressly stated in this Agreement, this Agreement shall be solely for the benefit of the parties to this Agreement, and no other Person or entity shall be a third-party beneficiary hereof.

         31.      No Solicitations.

         This Agreement is not intended to be, and each party to this Agreement acknowledges that it is not, a solicitation of the acceptance or rejection of any Pre-Packaged Plan of reorganization for Knology pursuant to Section 1125 of the Bankruptcy Code.

         32.      Consideration.

         It is hereby acknowledged by each of the parties that no consideration (other than the obligations of the other parties under this Agreement) shall be due or paid to the parties for their agreement to support the Pre-Packaged Plan in accordance with the terms and conditions of this Agreement, other than Broadband’s agreement to use reasonable efforts to obtain approval of confirmation of the Pre-Packaged Plan in accordance with the terms and conditions of this Agreement. The parties hereto agree and acknowledge that this Section 32 shall not limit the right of Wachovia and CoBank to receive, nor the obligation of Knology, Broadband or Valley, as applicable, to pay, the reasonable and customary fees and expenses previously agreed to in connection with the agreement of Wachovia to commit to provide the Wachovia Credit Facility in accordance with the terms of the Wachovia Term Sheet or the agreement of CoBank to commit to provide the CoBank Credit Facility in accordance with the terms of the CoBank Term Sheet.

         33.      Independent Due Diligence and Decision-Making.

                       (a)   Each of the parties hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions and prospects of Knology and Broadband.

                       (b)   Each of the Noteholders and the Stockholders acknowledges that all documents, records and books pertaining to Knology and Broadband requested by such Noteholders and Stockholders have been made available for inspection by it, its attorneys, financial advisors and accountants, and that it understands that all such documents, books and records will continue to be made available to it and its attorneys, financial advisors and accountants for inspection upon reasonable notice, during reasonable business hours, at Alston & Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309-3424. Each of the Noteholders and the Stockholders and their respective advisors have had a reasonable opportunity to ask questions of and receive answers from the officers of Knology and Broadband, or a person or persons acting on their behalf, concerning Knology and Broadband and the terms and conditions of the offering of the Restructuring, and to obtain additional information, to the extent possessed or obtainable without unreasonable effort or expense by the officers of Knology and Broadband, necessary to confirm the accuracy of the information provided by, or on behalf of, Knology and Broadband. All such questions have been answered to the full satisfaction of such Noteholder or such Stockholder, as applicable.

                       (c)   Each of the Noteholders and the Stockholders has such knowledge and experience in financial and business matters as to enable it (i) to utilize the information made available to it in connection with the Restructuring, (ii) to evaluate the merits and risks associated with the Restructuring, and (iii) to make an informed decision with respect thereto.

                       (d)   Each of the Noteholders and the Stockholders has the capacity to protect its own interests in connection with the Restructuring and has obtained, in such Noteholder’s and such Stockholder’s judgment, sufficient information relating to Knology and Broadband and their businesses to evaluate the merits and risks of this investment.

                       (e)   Each of the Noteholders and the Stockholders understands that (i) neither the New Notes, the Series C Preferred Stock to be issued in the Private Placement or the New Preferred Stock to be issued in the Restructuring, nor the common stock or non-voting common stock issuable upon conversion of the Series C Preferred Stock and the New Preferred Stock, have been registered under the Securities Act or any applicable state securities laws in reliance upon exemptions from the registration provisions of such laws, (ii) the New Notes, the shares of Series C Preferred Stock and the shares of New Preferred Stock must be held by such Noteholder or Stockholder, as applicable indefinitely unless the sale or transfer thereof is subsequently registered under the Securities Act and any applicable state securities laws, or an exemption from such registration is available, and the New Notes and the certificates representing the shares of Series C Preferred Stock and the New Preferred Stock will be legended to reflect such restrictions, (iii) other than as set forth in the Registration Rights Agreement with respect to the New Notes and the Stockholders Agreement with respect to the Series C Preferred Stock and the New Preferred Stock, Knology is under no obligation, and has no current intention, to register the New Notes, the Series C Preferred Stock or the New Preferred Stock, or the common stock or non-voting common stock issuable upon conversion of the Series C Preferred Stock or the New Preferred Stock, on such Noteholder’s or Stockholder’s behalf, as applicable or to assist such Noteholder or Stockholder in complying with any exemption from registration, and (iv) the officers of Knology will rely upon the representations and warranties made by each Noteholder and each Stockholder in this Agreement in order to establish such exemptions from the registration provisions of the Securities Act and any applicable state securities laws.

                       (f)   Each of the Noteholders and each of the Stockholders acknowledges that there is no assurance that any exemption from registration under the Securities Act or applicable state securities laws will be available to it to transfer the New Notes, the shares of Series C Preferred Stock, the shares of New Preferred Stock or the common stock issuable upon conversion of the Series C Preferred Stock or the New Preferred Stock and that, even if available, such exemptions may not allow such Noteholder or such Stockholder to transfer all or any portion of such New Notes or such shares under the circumstances, in the amounts or at the times such Noteholder or such Stockholder might propose.

                       (g)   Each of the Noteholders and each of the Stockholders understands that any and all financial forecasts provided by, or on behalf of, Knology or Broadband are based on various estimates and assumptions of the officers of Knology and Broadband and their respective advisors and are subject to the caveats set forth in such materials.

         34.      Public Disclosures. Prior to the issuance of any public disclosures regarding the Restructuring, including those referred to in Sections 4(c), 5(d), 7(c) and 8(c), Knology and Broadband shall consult with the Banks, the Noteholders and the Stockholders as to the form and substance of such public disclosures materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 34 shall be deemed to prohibit Knology or Broadband from making any disclosure which their respective counsels deem necessary or advisable in order to satisfy their respective disclosure obligations imposed by law.

         35.      Subsidiary Acknowledgement. Each subsidiary of Broadband hereby acknowledges and consents to the terms of this Agreement and confirms that its respective obligations under any Guaranty (as defined in the Wachovia Credit Facility) and the other Loan Documents (as defined in the Wachovia Credit Facility) shall remain in full force and effect notwithstanding the restructuring of the Wachovia Credit Facility in accordance with the terms of the Wachovia Term Sheet, whether pursuant to the Exchange Offer or the Pre-Packaged proceeding.

[SIGNATURES BEGIN ON NEXT PAGE]

         IN WITNESS WHEREOF, each of the parties to this Agreement has caused this Agreement to be executed and delivered by its duly authorized officers as of the date first written above.

KNOLOGY, INC.
By:	/s/ RODGER L. JOHNSON

Name: Rodger L. Johnson Title: President and CEO

KNOLOGY BROADBAND, INC.
By:	/s/ RODGER L. JOHNSON

Name: Rodger L. Johnson Title: President and CEO

VALLEY TELEPHONE COMPANY, INC.
By:	/s/ RODGER L. JOHNSON

Name: Rodger L. Johnson Title: President and CEO Principal Amount of Old Notes: $ 64,206,000

KNOLOGY OF COLUMBUS, INC.
KNOLOGY OF MONTGOMERY, INC.
KNOLOGY OF PANAMA CITY, INC.
KNOLOGY OF AUGUSTA, INC.
KNOLOGY OF CHARLESTON, INC.
KNOLOGY OF HUNTSVILLE, INC.
KNOLOGY OF SOUTH CAROLINA, INC.
KNOLOGY OF ALABAMA, INC.
KNOLOGY OF FLORIDA, INC.
KNOLOGY OF TENNESSEE, INC.
KNOLOGY OF GEORGIA, INC.
By:	/s/ RODGER L. JOHNSON

Name: Rodger L. Johnson Title: President and CEO

SCANA COMMUNICATIONS HOLDINGS, INC.
By:	/s/ PETER J. WINNINGTON

Name: Peter J. Winnington Title: Assistant Secretary/Assistant Treasurer Address: 300 Delaware Avenue Suite 510 Wilmington, DE 19801 Principal Amount of Old Notes: $ 118,071,000

Number of Shares of: Series A Preferred Stock 7,234,271 Series B Preferred Stock Series C Preferred Stock 8,333,333 Common Stock

THE BURTON PARTNERSHIP, LIMITED PARTNERSHIP
By:	/s/ DONALD W. BURTON

Name: Donald W. Burton
Title:
Address:

565 Pine Drive
Jackson, Wyoming 83001-4643

Principal Amount of Old Notes: $ 3,125,000

Number of Shares of:
   Series A Preferred Stock             29,446
   Series B Preferred Stock             52,631
   Series C Preferred Stock            166,667
Common Stock

THE BURTON PARTNERSHIP (QP), LIMITED PARTNERSHIP
By:	/s/ DONALD W. BURTON

Name:
Title:
Address:

565 Pine Drive
Jackson, Wyoming 83001-4643

Principal Amount of Old Notes: $ 9,375,000

Number of Shares of:
   Series A Preferred Stock              88,338
   Series B Preferred Stock             157,895
   Series C Preferred Stock             500,000
Common Stock

ITC TELECOM VENTURES, INC.
By:	/s/ WILLIAM H. SCOTT,III

Name: William H. Scott, III
Title: President
Address:

3300 20th Avenue
Valley, Alabama 36854

Number of Shares of:
   Series A Preferred Stock
   Series B Preferred Stock
   Series C Preferred Stock             8,333,333
Common Stock

WACHOVIA BANK, NATIONAL ASSOCIATION
By:	/s/ FRANKLIN M. WESSINGER

Name: Franklin N. Wessinger Title: Managing Director Address: 301 South College Street Charlotte, NC 28288-0760

COBANK, ACB
By:	/s/ RICK FREEMAN

Rick Freeman Vice President Address: 900 Circle 75 Parkway Suite 1400 Atlanta, Georgia 30339

J. H. WHITNEY IV, L.P. By: J. H. Whitney Equity Partners IV, L.L.C., Its General Partner
By:	/s/ WILLIAM LAVERACK,JR.

William Laverack, Jr. Managing Member Address: c/o Whitney & Co. 177 Broad Street, 15th Floor Stamford, CT 06901

Number of Shares of: Series A Preferred Stock Series B Preferred Stock 8,421,053 Series C Preferred Stock 3,333,333 Common Stock

Blackstone CCC Capital Partners L.P. By: Blackstone Management Associates III L.L.C., Its General Partner
By:	/s/ BRET PEARLMAN

Bret Pearlman
Managing Member
Address:

345 Park Avenue, 31st Floor
New York, New York 10154

Number of Shares of:
   Series A Preferred Stock
   Series B Preferred Stock          5,029,244
   Series C Preferred Stock          2,123,459
Common Stock

Blackstone CCC Offshore Capital Partners L.P. By: Blackstone Management Associates III L.L.C., Its General Partner
By:	/s/ BRET PEARLMAN

Bret Pearlman
Managing Member
Address:

345 Park Avenue, 31st Floor
New York, New York 10154

Number of Shares of:
   Series A Preferred Stock
   Series B Preferred Stock          907,598
   Series C Preferred Stock          383,208
Common Stock

Blackstone Family Investment Partnership III L.P. By: Blackstone Management Associates III L.L.C., Its General Partner
By:	/s/ BRET PEARLMAN

Bret Pearlman

Managing Member Address: 345 Park Avenue, 31st Floor New York, New York 10154 Number of Shares of: Series A Preferred Stock Series B Preferred Stock 378,947 Series C Preferred Stock 160,000 Common Stock

South Atlantic Venture Fund II, Limited Partnership By: South Atlantic Venture Partners II, Limited Partnership
By:	/s/ DONALD W. BURTON

Donald W. Burton Managing Partner Address: 614 W. Bay Street Tampa, Florida 33606 Number of Shares of: Series A Preferred Stock 206,674 Series B Preferred Stock Series C Preferred Stock Common Stock

South Atlantic Venture Fund III, Limited Partnership By: South Atlantic Venture Partners III, Limited Partnership
By:	/s/ DONALD W. BURTON

Donald W. Burton Managing Partner Address: 614 W. Bay Street Tampa, Florida 33606 Number of Shares of:

Series A Preferred Stock 1,685,251 Series B Preferred Stock Series C Preferred Stock Common Stock

South Atlantic Private Equity Fund IV, Limited Partnership By: South Atlantic Private Equity Fund IV, Inc., Its General Partner
By:	/s/ DONALD W. BURTON

Donald W. Burton
Chairman and Managing Director
Address:

614 W. Bay Street
Tampa, Florida 33606

Number of Shares of:
   Series A Preferred Stock         592,268
   Series B Preferred Stock         663,158
   Series C Preferred Stock          280,000
Common Stock

South Atlantic Private Equity Fund IV (QP), Limited Partnership By: South Atlantic Private Equity Fund IV, Inc., Its General Partner
By:	/s/ DONALD W. BURTON

Donald W. Burton
Chairman and Managing Director
Address:

614 W. Bay Street
Tampa, Florida 33606

Number of Shares of:
   Series A Preferred Stock         872,250
   Series B Preferred Stock         915,789
   Series C Preferred Stock          386,667
Common Stock

/s/ CAMPBELL B. LANIER III

Campbell B. Lanier III Address: 3300 20th Avenue

Valley, Alabama36854 Number of Shares of: Series A Preferred Stock 8,920,794 Series B Preferred Stock Series C Preferred Stock 333,333 Common Stock

AT&T VENTURE FUND II, LP By: Venture Management LLC Its General Partner
By:	/s/ RICHARD S. BODMAN

Richard S. Bodman
Manager
Address:

2 Wisconsin Circle
Suite 610
Chevy Chase, Maryland 20815

Number of Shares of:
   Series A Preferred Stock         2,931,600
   Series B Preferred Stock            185,684
   Series C Preferred Stock
Common Stock

SPECIAL PARTNERS FUND INTERNATIONAL, LP By: Venture Management III LLC Its General Partner
By:	/s/ RICHARD S. BODMAN

Richard S. Bodman Manager Address: 2 Wisconsin Circle Suite 610 Chevy Chase, Maryland 20815 Number of Shares of:

Series A Preferred Stock 856,800 Series B Preferred Stock 182,059 Series C Preferred Stock Common Stock

Satellite Asset Management
By:	/s/ MATTHEW HECKLER

Name: Matthew Heckler Title: Address: 10 East 50th Street New York, NY 10022

BLACKROCK FINANCIAL MANAGEMENT, INC., as Investment Advisor to various accounts holding or beneficially owning the Securities
By:	/s/ DENNIS M. SCHANEY

Name: Dennis M. Schaney Title: Managing Director Address: BlackRock 40 East 52nd Street New York, NY 10022 Attention: Mark Glass Facsimile: (212) 754-8756

BOND STREET CAPITAL, L.L.C.
By:	/s/ SAM S. KIM

Name: Sam S. Kim Title: Managing Member Address: Bond Street Investors, L.L.C. 700 Palisade Avenue Englewood Cliffs, NJ 07052 Attention: Sam Kim Facsimile: (201) 567-5055

MORGAN STANLEY INVESTMENT MANAGEMENT, as Investment Advisor
By:	/s/ DEANNA L. LOUGHNANE

Name: Deanna L. Loughnane Title: Executive Director Address: Morgan Stanley Investment Management 1 Tower Bridge 100 Front Street West Conshiohocken, PA 19428

LAZARD DEBT RECOVERY MASTER ACCOUNT, L.P. By: Lazard Debt Recovery Management, LLC, its investment adviser
By:	/s/ DAVID L. TASHIJAN

Name: David L. Tashijan Title: Managing Director Address: 30 Rockefeller Plaza, 48th Floor New York, NY 10020 Attention: Ivan Nedds Facsimile: (212) 632-6655

Schedule A

Stockholders

Stockholder	Series A	Series B	Series C

SCANA Communications Holdings, Inc.	7,234,271		8,333,333
The Burton Partnership, Limited Partnership	117,784	52,631	166,667
The Burton Partnership (QP), Limited Partnership		157,895	500,000
ITC Telecom Ventures, Inc.			8,333,333

Other Stockholders:
J. H. Whitney IV, L.P.		8,421,053	3,333,333
Blackstone CCC Capital Partners L.P.		5,029,244	2,123,459
Blackstone CCC Offshore Capital Partners L.P.		907,598	383,208
Blackstone Family Limited Investment Partnership III L.P.		378,947	160,000
South Atlantic Venture Fund II, Limited Partnership	206,674
South Atlantic Venture Fund III, Limited Partnership	1,685,251
South Atlantic Private Equity Fund IV, Limited Partnership	592,268	663,158	280,000
South Atlantic Private Equity Fund IV (QP), Limited Partnership	872,250	915,789	386,667
Campbell B. Lanier III	8,920,794		333,333
AT&T Venture Fund II, LP	2,931,600	185,684
Special Partners Fund International, LP	856,800	182,059
Total	23,417, 692	16,894,058	24,333,333

 Schedule A-1

Schedule B

Noteholders

SCANA Communications Holdings, Inc.
The Burton Partnership, Limited Partnership
The Burton Partnership (QP), Limited Partnership

Other Noteholders:

Satellite Asset Management
Blackrock Financial Management, Inc.
Bond Street Capital, L.L.C.
Morgan Stanley Investment Management
Lazard Debt Recovery Master Account, L.P.

Schedule B-1

Schedule C

Members of the Informal Noteholders’ Committee and Aggregate
Principal Amount of Old Notes Held

Satellite Asset Management
10 East 50th Street
New York, NY 10022

BlackRock Financial Management, Inc.
40 East 52nd Street
New York, NY 10022
Attention: Mark Glass
Facsimile: (212) 754-8756

Bond Street Capital, L.L.C.
Bond Street Investors, L.L.C.
700 Palisades Avenue
Englewood Cliffs, NJ 07052

Morgan Stanley Investment Management
1 Tower Bridge
100 Front Street
West Conshiohocken, PA 19428

Lazard Debt Recovery Master Account, L.P.
30 Rockefeller Plaza, 48th Floor
New York, NY 10020
Attention: Ivan Nedds
Facsimile: (212) 632-6655

Aggregate Principal Amount of Old Notes Held
by the Members of the Informal Noteholders’ Committee:   $157,656,000

Schedule C-1

Annex A

Restructuring Term Sheet

Purpose	The purpose of the recapitalization plan is to effect a reorganization of the capital structure of Knology, Inc. (“Knology”) and its subsidiaries (collectively, the “Company”) via a debt-for-debt-and-equity exchange offer and consent solicitation, a restructuring of certain credit facilities and certain outstanding equity securities and certain related transactions and/or consents described herein and contemplated hereby, with a view to enable the Company to continue as an adequately capitalized going concern. Accordingly, the recapitalization plan is designed to ensure the Company’s long-term financial stability and economic viability for the benefit of all stakeholders.

Transaction	The Company proposes to exchange (the “Exchange Offer”) the 11 7/8% Senior Discount Notes due 2007 (the “Old Notes”) issued by Knology Broadband, Inc. (formerly Knology Holdings, Inc.) (“Broadband”) for 12% Senior Unsecured Notes due 2009 issued by Knology (the “New Notes”) and shares of a new Series D non-cumulative, convertible preferred stock (the “New Series D Preferred Stock”) or shares of a new Series E non-cumulative, non-voting convertible preferred stock (“New Series E Preferred Stock”) to be issued by Knology (the New Series D Preferred Stock together with New Series E Preferred Stock are collectively referred to as “New Preferred Stock”). As with Knology’s existing Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (collectively, the “Existing Preferred Stock”), the New Preferred Stock would not have a stated maturity date and would share ratably, on an as-converted basis, in any dividends declared on Knology’s Common Stock.

Concurrently with consummation of the Exchange Offer or effectiveness of the Pre-Packaged Plan (as defined below) as applicable, (1) the Amended and Restated Certificate of Incorporation of Knology will be amended to authorize the New Preferred Stock and a new class of Non-Voting Common Stock, to increase the authorized shares of Common Stock and to amend the terms of the Existing Preferred Stock as described below and as set forth in Exhibit A hereto (the “Charter Amendment”); (2) the existing Stockholders Agreement will be amended in certain respects described below (the “Stockholders Agreement Amendment”); and (3) subject to the terms and conditions of the Lock-Up Agreement to which this Restructuring Term Sheet is attached, certain existing Knology stockholders will contribute approximately $39.0 million in cash (the “Private Placement”) in

Annex A-1

exchange for Series C Preferred Stock (the “Private Placement Shares”).

Also concurrently with consummation of the Exchange Offer or effectiveness of the Pre-Packaged Plan, as applicable, certain of the Company’s secured credit facilities will be restructured as described further herein.

The outstanding debt issued pursuant to the intercompany loan facility between Knology and Broadband will be extinguished and forgiven.

Old Notes Outstanding	Of the $444.1 million face amount of Old Notes that are currently outstanding:

•	$64.2 million are held by Valley Telephone Co., Inc., a subsidiary of Knology (“Valley”).

•
$130.6 million are held by SCANA Communications Holdings, Inc., The Burton Partnership, Limited Partnership and The Burton Partnership (QP), Limited Partnership (collectively the “Affiliated Holders”).

•	$249.3 million are held by holders other than Valley and the Affiliated Holders (collectively the “Non-Affiliated Holders”).

Implementation	The Exchange Offer will be conducted as a private placement, pursuant to Rule 506 under the Securities Act and under the Section 4(2) exemption, to be consummated no later than September 30, 2002. Concurrently with the Exchange Offer, Broadband will conduct a consent solicitation (the “Consent Solicitation”) to remove substantially all covenants in the Old Indenture governing the Old Notes (the “Old Indenture Amendments”). In addition, approval of the stockholders of Knology will be required to effect the Charter Amendment, Stockholders Agreement Amendment, Exchange Offer and Private Placement.

Consummation of the Exchange Offer will be conditioned upon the satisfaction of the Minimum Tender Condition (as defined in the Lock-Up Agreement); provided that Knology can waive the Minimum Tender Condition only with the approval of (i) a special committee of Knology’s board of directors, (ii) Other Noteholders (as defined in the Lock-Up Agreement) holding beneficially or of record at least 75% in aggregate principal amount at maturity of the Old Notes held by the Other Noteholders and (iii) SCANA.

The Company intends to prepare a pre-packaged plan of reorganization in bankruptcy as an alternative means of effecting the reorganization of the Company’s capital structure upon the terms set forth in this Restructuring Term Sheet (the “Pre-

Annex A-2

Packaged Plan”) in the event the conditions to consummation of the Exchange Offer are not met, including tenders of a requisite amount of the Old Notes. The Pre-Packaged Plan will be reflected in a proposed plan of reorganization of Broadband. In addition to the Consent Solicitation, the Company will also be soliciting the votes of the holders of the Old Notes to accept the Pre-Packaged Plan.

Non-Affiliated Holders who collectively hold at least 60% in principal amount at maturity of Old Notes held by the Non-Affiliated Holders, all Affiliated Holders and Valley will enter into the Lock-Up Agreement with the Company pursuant to which they will agree (subject to the terms and conditions of the Lock-Up Agreement), among other things, to tender their Old Notes, to consent to the Old Indenture Amendments, to accept the Pre-Packaged Plan, and not to transfer their Old Notes prior to the earlier of consummation of the Exchange Offer or effectiveness of the Pre-Packaged Plan except to the extent the transferee agrees to be bound by the Lock-Up Agreement and any consents or votes already submitted by such Holder prior to such transfer.

The Lock-Up Agreement will also be executed by: (a) Wachovia and CoBank reflecting their agreement (subject to the terms and conditions of the Lock-Up Agreement) to restructure their respective credit facilities as contemplated herein and in the Lock-Up Agreement and to accept the Pre-Packaged Plan; (b) existing stockholders reflecting their agreement (subject to the terms and conditions of the Lock-Up Agreement) to vote in favor of, or otherwise consent to, all matters set forth in the Lock-Up Agreement requiring stockholder approval pursuant to applicable law or otherwise, including voting in favor of or otherwise consenting to the Charter Amendment and the Stockholders Agreement Amendment and generally not to transfer their shares of voting stock prior to the termination of the Lock-Up Agreement except to the extent the transferee agrees to be bound by the Lock-Up Agreement and any consents or votes already submitted by such stockholder prior to such transfer; and (c) the new equity investors reflecting their support for the restructuring described herein and their commitments to participate in the Private Placement (subject to the terms and conditions of the Lock-Up Agreement).

Conditions to Closing of Exchange Offer	The obligations of the Affiliated Holders and the Non-Affiliated Holders pursuant to the Lock-Up Agreement will be conditioned on the satisfaction of each of the following conditions: (a) Knology’s charter shall be amended to provide that up to 12% of the outstanding Common Stock of Knology (as of the date of consummation of the Exchange Offer) on an as-converted basis (after giving effect to the Exchange Offer and the Private Placement) will be reserved for management options, and Knology

Annex A-3

will commit to reprice management options, but the other terms and conditions of the existing option arrangements will remain substantially the same (the repricing shall be effected through a cancellation of the existing options and, after six months and one day following such cancellation, grants of options for the same number of shares at the then-current fair market price of the Common Stock), (b) the Wachovia and CoBank credit facilities shall be restructured on terms and conditions as set forth in the Bank Term Sheets (as defined in the Lock-Up Agreement), and (c) the Company shall use its best efforts to consummate the Exchange Offer no later than September 30, 2002 or, as provided in the Lock-Up Agreement, shall use its best efforts to file the Pre-Packaged Plan no later than October 2, 2002, in each case unless extended as allowed under the Lock-Up Agreement.

The obligations of the parties under the Lock-Up Agreement shall be subject to other terms and conditions more fully described in the Lock-Up Agreement.

Exchange Offer Consideration	In the aggregate Knology will issue in the Exchange Offer $193.5 million of New Notes and shares of New Preferred Stock equal to 19.3% of Knology’s issued and outstanding Common Stock as of the date of consummation of the Exchange Offer or effectiveness of the Pre-Packaged Plan, as applicable, on an as-converted basis, after giving effect to the issuance of the New Preferred Stock in the Exchange Offer or pursuant to the Pre-Packaged Plan and the issuance of Series C Preferred Stock in the Private Placement, but without giving effect to outstanding options and warrants to purchase equity securities of Knology issued prior to July 1, 2002. Based upon the principal amounts of Old Notes held by Non-Affiliated Holders, Affiliated Holders and Valley as set forth above, upon consummation of the Exchange Offer or effectiveness of the Pre-Packaged Plan, as applicable:

(1) the Non-Affiliated Holders (and SCANA, in respect of Old Notes in excess of $115.1 million held by SCANA or any of its affiliates) will collectively receive:

•	$148 million in aggregate principal amount of New Notes; and

•
New Series D Preferred Stock (or Series E Preferred Stock in the case of SCANA) representing 5.0% of Knology’s issued and outstanding Common Stock, on the date of consummation of the Exchange Offer or effectiveness of the Pre-Packaged Plan, as applicable, on an as-converted basis after giving effect to the Exchange Offer or the Pre-Packaged Plan, as applicable, and the Private Placement, not inclusive of any remaining fees payable to the financial advisor to the Informal Noteholders Committee relating to the Exchange Offer and related transactions.

Annex A-4

(2) the Affiliated Holders (other than in respect of Old Notes in excess of $115.1 million held by SCANA or any of its affiliates) will collectively receive:

•	$45.5 million in aggregate principal amount of New Notes; and

•
New Preferred Stock representing 14.3% of Knology’s issued and outstanding Common Stock, on the date of consummation of the Exchange Offer or effectiveness of the Pre-Packaged Plan, as applicable, on an as-converted basis after giving effect to the Exchange Offer or the Pre-Packaged Plan, as applicable, and the Private Placement. SCANA will receive New Series E Preferred Stock and the Burton Partnerships will receive New Series D Preferred Stock.

(3) Valley will surrender the Old Notes held by it to be cancelled in consideration for receipt from Broadband of a limited guaranty of the CoBank Credit Facility.

Private Placement Consideration	Concurrently with the consummation of the Exchange Offer or effectiveness of the Pre-Packaged Plan, as applicable, in exchange for the $39.0 million in cash to be paid by the new equity investors in the Private Placement, Knology will issue the Private Placement Shares at an issuance price of $3.00 per share.

Terms of New Preferred Stock and Treatment of Existing Preferred Stock, Common Stock, Options	As mentioned above, Knology’s Existing Preferred Stock will remain outstanding after consummation of the Exchange Offer or effectiveness of the Pre-Packaged Plan, as applicable, and consummation of the Private Placement, but pursuant to the Charter Amendment:
and Other Equity Related
Securities	(1) the New Preferred Stock will have an absolute liquidation preference ($1.87 per share) over the Existing Preferred Stock. The New Series D Preferred Stock and the New Series E Preferred Stock will rank pari passu with respect to liquidation preference. The Series B and Series C Preferred Stock will retain a liquidation preference over the Series A Preferred Stock;

(2) the New Series D Preferred Stock will vote together with the Common Stock and not as a separate class, except as specified herein or as otherwise required by law;

(3) the anti-dilution rights currently in effect for the holders of Existing Preferred Stock will be waived with respect to the Private Placement and the Exchange Offer and such anti-dilution rights will be eliminated for all subsequent issuances of Common Stock equivalents (including the New Preferred Stock) other than stock splits, stock dividends or other similar transactions;

(4) the separate voting rights of holders of Existing Preferred Stock for all matters (other than alterations or changes to the powers, preferences, or special rights of such series) will be

Annex A-5

eliminated; and

(5) the definition of Qualified Public Offering will be amended to delete the minimum public offering prices and offering size.

Except as set forth in (1) above, the New Preferred Stock will be identical in every respect to the Existing Preferred Stock (as amended by the Charter Amendment), except the New Preferred Stock will have (1) an initial conversion ratio of 1:1 and (2) a per share liquidation preference of $1.87 per share and the New Series E Preferred Stock will be non-voting and will be convertible into Non-Voting Common Stock (which will be indistinguishable from the Common Stock except for the absence of voting rights). The New Series E Preferred Stock will be converted into Series D Preferred Stock, and the Non-Voting Common Stock will be converted into Common Stock, when transferred by SCANA or one of its affiliates to a person other than SCANA or one of its affiliates. The holders of the Existing Preferred Stock, as well as the holders of Knology’s Common Stock, options and other equity rights, will be diluted as to their economic ownership percentage as a result of the Private Placement and the Exchange Offer. The Charter Amendment shall provide that the terms of the New Series E Preferred Stock shall not be amended such that the amendment has the effect of establishing rights and benefiting holders of such New Series E Preferred Stock in a manner more favorable in any material respect than the holders of the New Series D Preferred Stock, unless, in each such case, the terms of the New Series D Preferred Stock are amended so as to give holders of New Series D Preferred Stock the same rights and benefits. The Charter Amendment shall provide that the terms of the Existing Preferred Stock shall not be amended such that the amendment has the effect of establishing rights and benefiting holders of such Existing Preferred Stock in a manner more favorable in any material respect than the holders of the New Preferred Stock, unless, in each such case, the terms of the New Preferred Stock are amended so as to give holders of New Preferred Stock the same rights and benefits.

Pursuant to the Stockholders Agreement Amendment, the Stockholders Agreement will be amended to conform the definition of Qualified Public Offering to the Charter Amendment definition.

Proposed Terms of the	Issuer
New Notes	Knology Guarantor(s) None Initial Face Amount

Annex A-6

$193.5 million Interest

For the first 18 months following consummation of the Exchange Offer or effectiveness of the Pre-Packaged Plan, as applicable, Knology shall pay interest semiannually either (at Knology’s option with respect to any such semiannual period): (a) in cash at the rate of 11% per annum; or (b) in-kind at the rate of 13% per annum. Following the initial 18-month period, Knology shall pay interest in cash at the rate of 12% per annum, payable semiannually.

Maturity

Seventh year anniversary of the consummation of the Exchange Offer or effectiveness of the Pre-Packaged Plan, as applicable.

Optional Redemption

Redeemable at the option of Knology at any time after consummation of the Exchange Offer or effectiveness of the Pre-Packaged Plan, as applicable, at a premium to the face of the then-outstanding New Notes equal to: (a) if redeemed prior to the first anniversary of the date of issuance, 102%; (b) if redeemed after the first anniversary of the date of issuance and prior to the second anniversary of the date of issuance, 101%; and (c) if redeemed any time after the second anniversary of the date of issuance, 100% (plus, in each case, accrued and unpaid interest to the date of redemption).

Ranking

The New Notes will be senior unsecured obligations and will rank senior in right of payment to all existing and future funded indebtedness of Knology and pari passu with all trade payables incurred in the ordinary course of business. The New Notes will rank pari passu with the guarantee of Knology under the CoBank credit facility.

Change of Control

Upon a change of control, holders of the New Notes may require the Company to repurchase the New Notes at a repurchase price equal to 101% of the then outstanding principal amount, plus accrued and unpaid interest to the date of purchase.

Asset Sales

The Company will be required to apply all net proceeds of asset sales (excluding the sales of customer premises equipment) made by it or any of its subsidiaries in excess of $1.0 million annually either to (a) reinvest such proceeds in the Company’s or any of its subsidiaries’ businesses within one year, or (b) if such proceeds are not reinvested within one year, permanently reduce senior debt

Annex A-7

or make an offer to repurchase New Notes at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon.

Covenants

•
Standard covenants to be negotiated, including payment of New Notes; maintenance of office or agency; existence; payment of taxes and other claims; maintenance of property and insurance; notice of defaults; compliance certificates; SEC reports and reports to New Note holders; waiver of stay, extension or usury laws; limitation on sale-leaseback transactions; limitation on dividend and other payment restrictions affecting subsidiaries; limitation on the issuance and sale of capital stock of subsidiaries; limitation on issuances of guarantees by subsidiaries; limitation on transactions with stockholders and affiliates; limitation on liens.

•	Additional covenants will contain the following restrictions:

(a) Knology shall not incur any indebtedness other than guarantees of (x) the CoBank credit facility and any permitted refinancing thereof, (y) any refinancing of the Wachovia credit facility and (z) other indebtedness permitted to be incurred by subsidiaries after the closing date. The subsidiaries of Knology may not incur any indebtedness other than (i) indebtedness under the Wachovia and CoBank credit facilities and amendments and replacements thereof in an amount not to exceed $55.5 million less any permanent reductions thereof required pursuant to the terms of the indenture governing the New Notes, (ii) $20 million of purchase money debt and capital leases to finance the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration) to acquire equipment, inventory or network assets, which purchase money debt and capital leases shall be without recourse to any entity other than the subsidiary incurring such indebtedness, provided that no more than $10 million of the $20 million may be debt incurred other than in connection with government financing incurred by a subsidiary of Knology: (A) whose only assets shall be those acquired in connection with the government financing; and (B) which government financing shall be without recourse to any entity other than such subsidiary; and (iii) permitted refinancing indebtedness of debt outstanding on the date of issuance of the New Notes or permitted to be incurred pursuant to the terms of the indenture governing the New Notes. During the pendency of the Exchange Offer or Pre-Packaged Proceeding (as defined in the Lock-Up Agreement), as applicable, Knology will provide Broadband, upon Broadband’s request, with up to $10 million of additional financing through the existing $34.5 million intercompany loan facility with Knology (the “Intercompany Loan Facility”) on the existing terms and conditions. To fund this financing, at any time prior to, in the case of the Exchange Offer,

Annex A-8

October 2, 2002, or, in the case of a Pre-Packaged Proceeding, December 31, 2002, Knology may obtain either an advance on the Private Placement in the form of debt issued to ITC or bridge financing from a third-party lender. As collateral security for the obligations of Knology under such interim funding arrangement, ITC or such third-party lender may obtain a collateral assignment of the Intercompany Loan Facility and the collateral security of Knology granted by Broadband in connection therewith; it being understood, however, that the Intercompany Loan Facility and such collateral granted by Broadband in favor of Knology will continue to be subordinated to the Wachovia credit facility pursuant to the Subordination Agreement (as defined in the Lock-Up Agreement). Upon consummation of the Exchange Offer or effectiveness of the Pre-Packaged Plan, as applicable, (i) all indebtedness and obligations of Broadband under the Intercompany Loan Facility, and all liens and security interests granted by Broadband and its subsidiaries in favor of Knology thereunder (whether assigned to any other party as described herein or otherwise), shall be automatically discharged, extinguished and released in consideration for receipt from Broadband of a limited guaranty of the CoBank Credit Facility and (ii) all indebtedness and obligations of Knology under the Bridge Financing will be either (x) in the event the Bridge Financing was provided by ITC, automatically converted into Private Placement Shares on a dollar-for-dollar basis or (y) in the event the Bridge Financing is provided by a third-party lender, repaid in full on the date of the consummation of the Exchange Offer or the effectiveness of the Pre-Packaged Plan, as applicable, with a portion of the proceeds of the Private Placement.

(b) Knology and its subsidiaries existing on the date of issuance of the New Notes shall apply revenues generated from their respective operations only to fund operating expenses and reasonable capital expenditures of Knology and its subsidiaries and to permanently reduce the outstanding senior debt of the Company under the Wachovia credit facility or CoBank credit facility, as applicable, and New Notes pursuant to the provisions of clause (c) below; any such permanent reductions to be made in a manner consistent with the Wachovia credit facility and CoBank credit facility. Notwithstanding the foregoing, proceeds from the sale of equity securities of Knology (other than mandatorily redeemable stock) may be used for any purpose.

(c) At any time that Knology and its subsidiaries collectively have cash balances or cash equivalents in excess of $50 million after giving effect to the Exchange Offer and Private Placement (excluding proceeds from the issuance of equity securities other than redeemable stock), Knology and its subsidiaries shall apply such excess cash - in a manner consistent with the Wachovia credit facility and CoBank credit facility: first to repay and permanently reduce senior debt under the Wachovia credit facility

Annex A-9

or CoBank credit facility, as applicable, and then after all such senior debt has been paid in full and any commitment in respect thereof terminated to purchase the New Notes at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon. (d) Knology and its subsidiaries may not make capital expenditures for the operations of Knology of Knoxville in excess of the amounts set forth in the “Maximum as Defined by Covenant” column on Schedule A hereto per year plus any amounts that the Company would have been permitted to expend in previous years pursuant to the “Budgeted Amounts” column on Schedule A that have not been so expended; provided, however, Knology and its subsidiaries may not make network construction buildout capital expenditures for the operations of Knology of Knoxville in excess of the amounts set forth in the “Maximum as Defined by Covenant” column on Schedule B hereto per year plus any amounts that the Company would have been permitted to expend in previous years pursuant to the “Budgeted Amounts” column on Schedule B that have not been so expended; provided, further, that proceeds from the sale of equity securities of Knology (other than mandatorily redeemable stock) shall not be subject to the limitations contained herein.

(e) No restricted payments or investments in non-wholly owned subsidiaries or subsidiaries that do not exist on the date of issuance of the New Notes may be made by Knology other than (i) exchanges of capital stock (other than redeemable stock) for indebtedness, (ii) investments of proceeds from the sale of equity securities of Knology (other than redeemable stock) that are made in subsidiaries acquired or formed following the date of the issuance of the New Notes, (iii) investments in wholly owned subsidiaries that provide services in other markets in an amount up to $1.5 million annually (plus any amounts that the Company would have been permitted to expend in previous years that have not been so expended) and (iv) restricted payments that are otherwise permitted pursuant to the terms of the indenture governing the New Notes including any restricted payments that, in the good faith judgment of the board of directors of Knology, are necessary to prevent the loss or secure the renewal of licenses or franchises that are necessary for the conduct of business of Knology or the applicable subsidiary.

(f) Knology shall not permit any of its executive officers to serve as an executive officer or full-time employee of any Person (other than Knology or any Subsidiary thereof) that engages in the same or competing line of business as is conducted by Knology and its Subsidiaries in the locations it conducts business as of the date of the issuance of the New Notes, including the provision of telephone, internet or cable television services.

(g) Upon consummation of the Exchange Offer or effectiveness

Annex A-10

of the Pre-Packaged Plan, as applicable, the holders of New Notes (other than SCANA and the Burton Partnerships) shall have the right to nominate one independent director to the board of directors of Knology (provided that such director shall be reasonably acceptable to Knology’s Board of Directors and SCANA). Such director shall serve for one three-year term and shall be removable only for cause. Upon the removal for cause, resignation, disability or death of such director, Knology’s Board of Directors shall be entitled to designate a replacement independent director.

Registration Rights	Subsequent to the consummation of the Exchange Offer, the Company shall (a) file a registration statement with respect to the New Notes no later than 40 days after the consummation of the Exchange Offer, (b) cause such registration statement to be declared effective no later than 105 days following the consummation of the Exchange Offer and (c) complete a registered exchange offer of registered New Notes for the privately placed New Notes no later than 145 days after the consummation of the Exchange Offer. In the event that such registration statement has not been filed on or prior to 40 days after the consummation of the Exchange Offer or declared effective on or prior to 105 days after the consummation of the Exchange Offer or the registered exchange pursuant to such registration statement has not been consummated on or prior to 145 days after the consummation of the Exchange Offer (each, a “Registration Default”), then the interest rate on the New Notes will increase by an amount equal to 0.25% per annum for each 60 day period such Registration Default continues, with a maximum increase on such interest rate of 2.50% per annum.

Additionally, holders of Old Notes who receive shares of New Preferred Stock in the Exchange Offer or pursuant to the Pre-Packaged Plan will become party to Knology’s Stockholders Agreement, which provides for demand and piggyback registration rights with respect to the underlying shares of Knology’s Common Stock, and pursuant to the Stockholders Agreement Amendment, the Stockholders Agreement shall be amended to give holders of New Preferred Stock the same registration rights with respect to the Common Stock (and, if applicable, Non-Voting Common Stock) as the holders of the Existing Preferred Stock currently have with respect to Common Stock.

If the Restructuring is effected through the Pre-Packaged Proceeding, the issuance of the New Notes or New Preferred Stock under the Pre-Packaged Plan will be made pursuant to Section 1145 of the Bankruptcy Code and, therefore, will not be restricted as to transfer. Such Pre-Packaged Plan will incorporate the terms of the New Notes and the New Preferred Stock as set forth in this Restructuring Term Sheet and the Lock-Up

Annex A-11

Agreement.

Knology shall enter into an agreement providing that, to the extent that New Notes are held by an affiliate (within the meaning of Rule 144 under the Securities Act of 1933, as amended) of Knology, such holder shall be entitled to require Knology to file a registration statement covering resales of the registered New Notes held by such affiliate for so long as such holder remains an affiliate, subject to customary blackout rights.

Cosale Rights	The Stockholders Agreement shall be amended by the Stockholders Agreement Amendment to provide that, for five years after the consummation of the Restructuring each Non-Affiliated Holder, or transferee thereof, who then holds the New Series D Preferred Stock shall have the right to participate pro rata on an as-converted basis, on substantially the same terms, in any sale (in one transaction or a series of related transactions) of Common Stock or Preferred Stock representing more than 20% of the outstanding shares of Common Stock of Knology on an as-converted basis by one or more Significant Stockholders (as defined in the Stockholders Agreement) (collectively, the “Transferring Holders”) to any unaffiliated third party; provided however, that if the consideration to be received by the Transferring Holders in such sale consists of capital stock, bonds or other securities, either in whole or in part, only Non-Affiliated Holders, or transferees thereof, that are accredited investors at the time of the sale to the unaffiliated third party shall have the right to participate in such sale with the Transferring Holders.

Bank Credit Facilities	The Wachovia credit facility will be amended as previously described in the term sheet attached to the Lock-up Agreement as Annex C-1 and the CoBank credit facility will be amended as previously described in the term sheet attached to the Lockup Agreement as Annex B-1.

Annex A-12

SCHEDULE A

CAPITAL EXPENDITURE COVENANT – KNOLOGY OF KNOXVILLE

	Budgeted Amounts	Maximum as Defined by Covenant

6 Months Ending Dec. 31, 2002	$9,307,400	$9,307,400
12 Months Ending Dec. 31, 2003	$13,396,000	$15,405,400
12 Months Ending Dec. 31, 2004	$12,359,000	$14,212,850
12 Months Ending Dec. 31, 2005	$3,387,000	$5,080,500
12 Months Ending Dec. 31, 2006	$3,379,000	$5,068,500
12 Months Ending Dec. 31, 2007	$3,391,000	$5,086,500
12 Months Ending Dec. 31, 2008	$3,424,000	$5,136,000
12 Months Ending Dec. 31, 2009	$3,479,000	$5,218,500

Annex A-13

SCHEDULE B

NETWORK CONSTRUCTION BUILDOUT CAPITAL EXPENDITURE COVENANT – KNOLOGY OF KNOXVILLE

	Budgeted Amounts	Maximum as Defined by Covenant

6 Months Ending Dec. 31, 2002	$8,000,000	$8,000,000
12 Months Ending Dec. 31, 2003	$10,000,000	$11,000,000
12 Months Ending Dec. 31, 2004	$8,943,000	$9,837,300
12 Months Ending Dec. 31, 2005	$1,000,000	$1,000,000
12 Months Ending Dec. 31, 2006	$1,000,000	$1,000,000
12 Months Ending Dec. 31, 2007	$1,000,000	$1,000,000
12 Months Ending Dec. 31, 2008	$1,000,000	$1,000,000
12 Months Ending Dec. 31, 2009	$1,000,000	$1,000,000

Annex A-14

Exhibit A

Charter Amendment

Annex A-15

Annex B-1

CoBank Term Sheet

         The following sets forth, in summary form, the principal terms and conditions of an amended and restated $40 million 10-year senior secured credit facility by and among Globe Communications, Inc., Interstate Telephone Company and Valley Telephone Co., Inc. (“Valley” and all of the foregoing collectively referred to as the “Borrowers”) and CoBank, ACB (the “Lender”). The definitive documents evidencing the amended and restated CoBank Credit Facility are attached hereto as Exhibit A-1. The Amended and Restated First Supplement to the Master Loan Agreement, dated as of June 6, 2002, by and among the Borrowers and the Lender has been executed by the parties thereto. The Amendment Letters, dated June 6, 2002 and July 3, 2002, by and among the Borrowers, the Lender and Knology, Inc. have been executed by the parties thereto. Pursuant to that certain Lock-Up Agreement dated as of July 11, 2002, by and among Knology, Inc., Valley, the Lender, Wachovia Bank, National Association and certain other parties thereto, the remaining definitive documents evidencing the amended and restated CoBank Credit Facility will be executed by parties thereto simultaneously upon the consummation of the Exchange Offer or pursuant to the Pre-Packaged Plan.

BORROWERS:	Consistent with the Existing Agreement (as defined below), Globe Communications, Inc., Interstate Telephone Company and Valley

GUARANTORS:	(i) Unlimited guaranty from Knology, Inc. (“Knology”) that is secured by a pledge of the capital stock of the Borrowers

(ii) An unsecured guaranty from Knology Broadband, Inc. (“Broadband”) that is limited in an amount equal to $22.8 million and that is subordinated to the Wachovia Credit Facility

(iii) An unlimited guaranty from Knology of Knoxville, Inc. (“Knoxville”) that is secured by a lien and security interest in substantially all of the assets of Knoxville

LENDER:	CoBank, ACB

EXISTING AGREEMENT:	The Master Loan Agreement, dated as of June 29, 2001, and the Amended and Restated First Supplement to the Master Loan Agreement, dated as of June 6, 2002, each by and among the Borrowers and the Lender. The Amended and Restated First Supplement to Master Loan Agreement has been amended and restated in substantially the form of Exhibit A-1 hereof.

FACILITY:	Initially, $40 million; $1,050,000 subfacility for letters of credit. Loans and letters of credit may be drawn during the period from the date hereof through December 31, 2002. However, on June 30, 2002 and September 30, 2002, the facility will be permanently reduced by $787,984 and $802,759 respectively. As of the date hereof, $32,482,110 has been drawn under the facility. On December 31, 2002, no additional advances may be borrowed and any then outstanding advances shall be repaid in

Annex B-1-1

accordance with the amortization schedule attached hereto as Exhibit A-2.

COLLATERAL:	The obligations of the Borrowers under the CoBank Credit Facility will be secured by:

(i) the existing first priority lien and security interest in substantially all of the assets of the Borrowers will continue;

(ii) a first priority lien and security interest in substantially all of the assets of Knoxville;

(iii) the existing pledge by Knology of all of the outstanding capital stock of the Borrowers will continue; and

(iv) the guaranties referenced above

CoBank will release its lien on the Old Notes and permit their discharge and release by Valley

AMORTIZATION:	The facility will mature on April 20, 2011 and will amortize pursuant to the amortization schedule set forth in Exhibit A-2 hereto

INTEREST:	The Borrower’s option of (a) the Variable Rate (as defined in the Existing Agreement), (b) LIBOR plus an applicable margin pricing grid based on the Borrowers’ Total Leverage Ratio (range from 1.50% to 3.00%) and (c) a Quoted Rate Option

MANDATORY PREPAYMENTS:	Required upon certain casualties or other asset dispositions

OPTIONAL PREPAYMENTS:
The CoBank Credit Facility may be prepaid at any time without penalty or premium; provided that prepayment of LIBOR loans or Quoted Rate loans prior to the end of the applicable interest period is subject to the payment of a funding loss surcharge and for the Quoted Rate loans, a surcharge of 0.50%

FINANCIAL COVENANTS:	Total Leverage Ratio relating to the Borrowers:

Date Leverage Ratio

Closing to 12/31/02 5.0 : 1.0
01/01/03 to 12/31/03 4.5 : 1.0
01/01/04 to 12/31/04 4.0 : 1.0
01/01/05 and thereafter 3.5 : 1.0

The Total Leverage Ratio applies only to the Borrowers and its subsidiaries (other than Broadband and its subsidiaries)

Annex B-1-2

Debt Service Coverage Ratio relating to the Borrowers and their subsidiaries (other than Broadband and its subsidiaries) of 1.25-to-1.00 for each quarter during which the CoBank Credit Facility is outstanding.

AFFIRMATIVE/NEGATIVE COVENANTS:
Pursuant to the Existing Agreement, there exists a set of affirmative and negative covenants customary to a transaction of this type. However, pursuant to the amendment and restatement of the First Supplement, the covenant regarding Restricted Payments has been amended to permit the making of a dividend by the Borrowers to Knology of the proceeds of loans borrowed under the CoBank facility, subject to the fulfillment of certain conditions set forth therein. Knology may use such dividend for general corporate purposes including the funding of Knoxville. Pursuant to the July 3, 2002 Amendment Letter, the Borrowers are permitted to make dividends to Knology, Inc. prior to completion of the Restructuring in an amount not to exceed $7.0 million. The affirmative and negative covenants shall apply only to the Borrowers and their subsidiaries (other than Broadband and its subsidiaries)

EVENTS OF DEFAULT:	Customary for a loan transaction of this nature. The events of default apply only to the Borrowers and their subsidiaries (other than Broadband and its subsidiaries)

CONDITIONS PRECEDENT:	Customary for a loan transaction of this nature including, but not limited to, the execution of the definitive documentation set forth on Exhibit A-1, delivery of various officer’s certificates and legal opinions, satisfactory lien search results, accuracy of representations and warranties

Annex B-1-3

Exhibit A-1

Definitive Loan Documents

[See Annex B-2 to Lock-Up Agreement]

Annex B--4

Exhibit A-2

AMORTIZATION SCHEDULE

Principal Payment Date	Amount

January 20, 2003	$817,811
April 20, 2003	833,145
July 20, 2003	848,766
October 20, 2003	864,680
January 20, 2004	880,893
April 20, 2004	897,410
July 20, 2004	914,236
October 20, 2004	931,378
January 20, 2005	948,842
April 20, 2005	966,632
July 20, 2005	984,757
October 20, 2005	1,003,221
January 20, 2006	1,022,031
April 20, 2006	1,041,194
July 20, 2006	1,060,717
October 20, 2006	1,080,605
January 20, 2007	1,100,867
April 20, 2007	1,121,508
July 20, 2007	1,142,536
October 20, 2007	1,163,959
January 20, 2008	1,185,783
April 20, 2008	1,208,016
July 20, 2008	1,230,667
October 20, 2008	1,253,742
January 20, 2009	1,277,249
April 20, 2009	1,301,198
July 20, 2009	1,325,595
October 20, 2009	1,350,450
January 20, 2010	1,375,771
April 20, 2010	1,401,567
July 20, 2010	1,427,846
October 20, 2010	1,454,618
January 20, 2011	1,481,892
April 20, 2011	1,509,675

Total	$38,409,257

Annex B-1-5

Annex B-2

CoBank Loan Documents

Annex B-2-1

Annex C-1

Wachovia Term Sheet

KNOLOGY BROADBAND, INC.
SUMMARY OF PROPOSED TERMS AND CONDITIONS
AMENDMENT AND RESTATEMENT

July 11, 2002

         The terms and conditions outlined herein are not intended to be inclusive, but rather set forth the material terms of the definitive documentation.

BORROWERS:	Consistent with the Existing Agreement (as defined below) — all of the existing and hereafter formed or acquired subsidiaries (collectively, the “Borrowers”) of KNOLOGY Broadband, Inc. (“Broadband” and collectively with the Borrowers, the “Credit Parties”).

GUARANTOR:	Broadband.

ADMINISTRATIVE AGENT:	Wachovia Bank, National Association (“Wachovia” or the “Administrative Agent”) will act as the sole and exclusive administrative agent.

EXISTING AGREEMENT:
Credit Agreement dated as of December 22, 1998 (as amended prior to the date hereof, as amended hereby and as further amended, restated, supplemented or otherwise modified prior to the date hereof) by and among the Borrowers, the Guarantor, the lenders party thereto and the Administrative Agent.

FACILITY:	A $15,465,000 million revolving credit facility (the “Facility”)

SECURITY:	The obligations of (a) the Borrowers under the Facility will be secured by a first priority perfected lien on all assets of the Borrowers, and (b) Broadband as Guarantor will be secured by a first priority perfected lien on all assets of Broadband, in each case on the same terms applicable to the Existing Facility.

MATURITY/ AMORTIZATION:
The Facility shall mature on the date (the “Maturity Date”) that is four (4) years from the date of closing of the Amendment and Restatement, with mandatory quarterly reductions in the aggregate commitment of the Lenders as set forth below.

	Quarter End	Amount of Reduction

2004	Quarter 3	$773,250.00
	Quarter 4	$773,250.00

Annex C-1-1

2005	Quarter 1	$1,546,500.00
	Quarter 2	$1,933,125.00
	Quarter 3	$2,319,750.00
	Quarter 4	$2,706,375.00

2006	Quarter 1	$2,706,375.00
	Quarter 2	$2,706,375.00

To the extent not previously repaid, all outstanding principal, accrued and unpaid interest and accrued and fees and expenses shall be immediately due and payable on the Maturity Date.

INTEREST PAYMENTS:	Interest on the Facility will be due and payable quarterly in arrears.

INTEREST RATE OPTIONS:
The Borrowers’ option of (a) the Base Rate (as defined in the Existing Facility) plus an Applicable Base Rate Margin, and (b) the LIBOR Rate (as defined in the Existing Agreement) plus an Applicable LIBOR Rate Margin.

Prior to the Stage Two Effective Date (as defined below), the Applicable Base Rate Margin shall be 4.00% and the Applicable LIBOR Rate Margin shall be 5.00%. Thereafter, the Applicable Base Rate Margin and the Applicable LIBOR Rate Margin shall be determined pursuant to the performance pricing grid (based on a leverage ratio of funded debt (including any amounts related to the CoBank Guaranty (as defined below)) to LTM EBITDA) attached hereto as Exhibit I.

MANDATORY PREPAYMENTS:
The Facility will include prepayments with 100% of the net cash proceeds of (a) asset sales, (b) issuance of debt, (c) issuance of equity of Broadband or any subsidiary thereof (excluding equity issuances to the existing shareholders of Broadband in the form of additional paid in or contributed capital), (d) insurance and condemnation recoveries, and (e) commencing with fiscal year 2004, fifty percent (50%) of annual Excess Cash Flow (as defined on Exhibit II hereto).

OPTIONAL PREPAYMENTS:	The Facility may be prepaid at any time without penalty; provided that prepayment of LIBOR Rate Loans prior to the end of the applicable Interest Period is subject to payment of any funding losses.

FINANCIAL COVENANTS:	Financial covenants customary for facilities of this nature, and consistent with the financial covenants set forth in the Existing Facility, and including, but not limited to:

 Annex C-1-2

Stage One Financial Covenants:

(1)	Minimum Revenue: As of the end of any fiscal quarter prior to the Stage Two Effective Date, the Credit Parties will not permit their total revenue (before discounts and allowances) for such fiscal quarter to be less than the minimum amount for such fiscal quarter end as set forth below:

Quarter End	Minimum Revenue

June 30, 2002	$25,500,000
September 30, 2002	$27,000,000

(2)	Minimum Liquidity: From the Closing Date through the end of any fiscal quarter prior to the Stage Two Effective Date, the Credit Parties shall not permit the aggregate amount of all unrestricted cash and cash equivalents of the Credit Parties, which such cash and cash equivalents are immediately available for the repayment of debt under the Facility to be less than $2,000,000.

Stage Two Financial Covenants:

(1)	Maximum Leverage Ratio: As of the fiscal quarter ending on the Stage Two Effective Date and each fiscal quarter end thereafter, the Credit Parties shall not permit the ratio of (a) consolidated total funded debt (including any amounts related to the CoBank Guaranty (as defined below)) as of such fiscal quarter end to (b) EBITDA for the four consecutive fiscal quarters ending on or immediately prior to such date to exceed the corresponding ratio set forth below:

Quarter End	Maximum Leverage Ratio

December 31, 2002	2.75 to 1.00
March 31, 2003	2.25 to 1.00
June 30, 2003	2.00 to 1.00
September 30, 2003	1.75 to 1.00
December 31, 2003	1.50 to 1.00
March 31, 2004	1.50 to 1.00
June 30, 2004	1.50 to 1.00
September 30, 2004	1.50 to 1.00
December 31, 2004	1.50 to 1.00
March 31, 2005	1.50 to 1.00
June 30, 2005	1.50 to 1.00
September 30, 2005	1.50 to 1.00
December 31, 2005	1.50 to 1.00
March 31, 2006	1.50 to 1.00
June 30, 2006	1.50 to 1.00

(2)	Minimum Quarterly EBITDA: As of the fiscal quarter ending on the Stage Two Effective Date and each fiscal quarter end prior to

 Annex C-1-3

the fiscal quarter ending June 30, 2004, the Credit Parties shall not permit the amount of EBITDA for the single fiscal quarter ending on or immediately prior to such date to be less than the corresponding amount set forth below:

Quarter End	Minimum Quarterly EBITDA

December 31, 2002	$5,000,000
March 31, 2003	$5,300,000
June 30, 2003	$6,600,000
September 30, 2003	$8,000,000
December 31, 2003	$9,300,000
March 31, 2004	$10,800,000

(3)	Minimum Debt Service Coverage Ratio: As of the fiscal quarter ending on June 30, 2004 and each fiscal quarter end thereafter, the Credit Parties shall not permit the ratio of (a) the sum of (i) EBITDA for the four consecutive fiscal quarters ending on or immediately prior to such date less (ii) taxes added back to EBITDA pursuant to the definition thereof to (b) Debt Service to be less than the corresponding ratio set forth below:

Quarter End	Minimum Debt Service Coverage Ratio

June 30, 2004	1.25 to 1.00
September 30, 2004	1.25 to 1.00
December 31, 2004	1.50 to 1.00
March 31, 2005	1.50 to 1.00
June 30, 2005	1.50 to 1.00
September 30, 2005	1.50 to 1.00
December 31, 2005	1.50 to 1.00
March 31, 2006	1.50 to 1.00
June 30, 2006	1.50 to 1.00

Notwithstanding the foregoing, for purposes of calculating the Minimum Debt Service Coverage Ratio as of the fiscal quarters ending June 30, 2004 and September 30, 2004, the amount of the Permitted Exchange Note Distribution shall be annualized by multiplying the actual amount of such Permitted Exchange Note Distributions by two (2).

(4)	Minimum Liquidity:

(a) From the Stage Two Effective Date (as defined below) and each fiscal quarter end thereafter through December 31, 2004, the Credit Parties shall not permit the aggregate amount of all unrestricted cash and cash equivalents of the Credit Parties, which such cash and cash equivalents are immediately available for the repayment of debt under the Facility to be less than $2,000,000; and

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(b) From January 1, 2005 and each fiscal quarter end thereafter, the Credit Parties shall not permit the aggregate amount of all unrestricted cash and cash equivalents of the Credit Parties, which such cash and cash equivalents are immediately available for the repayment of debt under the Facility to be less than $5,000,000

The foregoing financial covenants shall be subject to certain step-ups or step-downs (as applicable) to be determined by the Administrative Agent.

NEGATIVE COVENANTS:
Negative covenants customary for facilities of this nature (including prohibition on more restrictive agreements (and limitations on indebtedness other than the Facility, the CoBank Guaranty and other permitted indebtedness agreed to by the Lenders)), in addition, the following negative covenants will be amended in the following manner:

Limitations on Guaranty Obligations: The Credit Parties shall be permitted to guaranty certain existing indebtedness of the subsidiaries of KNOLOGY, Inc. (other than Broadband and its subsidiaries) in favor of CoBank (such guaranty obligations, the “CoBank Guaranty”); provided that (a) the amount of the CoBank Guaranty shall be limited to $22.8 million, the amount necessary to fund the Note Cancellation, (b) the terms and conditions (including, without limitation, the subordination provisions applicable thereto) of the CoBank Guaranty are satisfactory to the Administrative Agent, and (c) no default or event of default has occurred and is continuing.

RESTRICTED PAYMENTS:
The existing limitations on restricted payments set forth in the Existing Agreement shall remain in full force and effect, including the provisions that permit the Borrowers to pay dividends or other distributions to Broadband solely to enable Broadband (or its direct or indirect corporate parents ) to make scheduled interest payments on Broadband’s existing Senior Discount Notes (including, without limitation, the Exchange Notes, as defined below); provided, that no such dividends or distributions shall be permitted if any event of default (other than a event of default arising solely from a breach of a representation or warranty) has occurred and is continuing; provided further, that unless an event of default consisting of (X) the failure to pay any obligations under the Facility when due, (Y) an bankruptcy or insolvency of Broadband, or (Z) a loss of material license or government authorization has occurred and is continuing, the limitation on Restricted Payments shall not prevent the Borrowers from making the dividends or distributions described above for more than 180 days in any consecutive 360 day period.

SUBORDINATION PROVISIONS:
Subordination provisions applicable to the CoBank Guaranty: Consistent with the terms of the existing Intercreditor and Subordination Agreement, dated as of January 1, 2002, by and among Broadband, the

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Administrative Agent and KNOLOGY, Inc., and including without limitation, the agreement by CoBank (in such capacity, the “Subordinated Creditor”) that (a) the CoBank Guaranty is and shall be subordinate in right of order and payment to the indefeasible payment in full in cash of the Facility and the termination of all commitments thereunder the Credit Agreement, (b) the Subordinated Creditor shall not accelerate, demand, sue for, commence any collection or enforcement action or exercise any remedy with respect to the CoBank Guaranty until after the indefeasible payment in full in cash of the Facility and the termination of all commitments thereunder, and (c) the Subordinated Creditor shall not be entitled to receive any payment, either directly or indirectly, on account of the CoBank Guaranty until after the indefeasible payment in full in cash of the Facility and the termination of all commitments thereunder.

In furtherance of the foregoing, in the event that, notwithstanding such agreements, any payment received by the Subordinated Creditor in violation of such agreements shall be segregated and held in trust for the benefit of and shall be promptly paid over to, the Administrative Agent for the ratable benefit of itself and the Lenders.

CONDITIONS PRECEDENT:
Customary for Amendments and Restatements of this nature, including, but not limited to, credit documentation satisfactory to the Administrative Agent; legal opinions and other closing documentation satisfactory to the Administrative Agent; payment of all fees referred to in the Side Letter of even date and all outstanding fees and expenses of counsel to the Administrative Agent; consummation of the Recapitalization (as defined below); and the conversion of all existing intercompany debt between any Credit Party and KNOLOGY, Inc. and any of its subsidiaries (other than Broadband and its subsidiaries) in to Qualifying Equity (as defined below).

“Qualifying Equity” means equity which (a) is not redeemable for cash, (b) is not convertible into or exchangeable for debt and (c) does not permit any payment of cash dividends at any time prior to the date that is one hundred eighty one (181) days following the date on which all of the Borrowers’ Obligations under the Facility have been indefeasibly paid in full and all commitments thereunder terminated.

RECAPITALIZATION:	The “Recapitalization” shall mean the proposed recapitalization transaction of KNOLOGY, Inc., and certain of its subsidiaries, including, without limitation, the following transactions:

(1) Existing holders of Broadband’s existing Senior Discount Notes ($444.1mm face) exchange such notes for: (a) $193,500,000 Senior Unsecured Notes: 12% coupon notes of KNOLOGY, Inc. (the “Exchange Notes”), which shall provide for the option to make interest payments in kind (the “PIK Option”) during any payment period occurring during the first eighteen (18) months

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after the closing of the Amendment and Restatement (the “PIK Option Period”); provided that for any payment period with respect to which the PIK Option has not been exercised, the interest rate applicable to the Exchange Notes for such payment period during the PIK Period shall be reduced to eleven percent (11%), and (b) equity for 19.3% of KNOLOGY, Inc., in each case on terms and conditions set forth in the Exchange Offer Term Sheet attached hereto as Exhibit III; provided that any material modifications, additions, or supplements to the Exchange Offer Term Sheet shall be subject to the prior approval of the Administrative Agent in its sole discretion;

(2) Receipt by KNOLOGY, Inc. of net cash proceeds of at least $39 million of equity issuances on the terms and conditions set forth in the Exchange Offer Term Sheet; and

(3) Broadband’s existing Senior Discount Notes owned by Valley Telephone Company, Inc. are cancelled (the “Note Cancellation”).

AMENDMENT AND RESTATEMENT FEE:	As set forth in the Side Letter of even date.

COUNSEL TO ADMINISTRATIVE AGENT:	Kennedy Covington Lobdell & Hickman, L.L.P.

MISCELLANEOUS:	This summary of terms and conditions does not purport to summarize all the conditions, representations, warranties and other provisions which would be contained in definitive documentation for the Amendment and Restatement contemplated hereby. Terms of the Existing Agreement not specifically identified for amendment herein shall remain in full force and effect.

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EXHIBIT I

Pricing Grid

         The Applicable Margin will be determined according to the following grid by reference to the Leverage Ratio, with each change in the Applicable Margin to be effective 10 days after delivery to the Administrative Agent of quarterly or annual financial statements and a compliance certificate showing the Leverage Ratio as of the last day of the fiscal quarter most recently ended.

Tier	Leverage Ratio	Applicable Margin for Base Rate Loans	Applicable Margin for LIBOR Loans

I	Greater than or equal to 2.00 to 1.00	4.00%	5.00%
II	Less than 2.00 to 1.00 but greater than or equal to 1.50 to 1.00	3.50%	4.50%
III	Less than 1.50 to 1.00	3.00%	4.00%

         Notwithstanding the foregoing, the initial Applicable Margin will be set at 5.00% for LIBOR Loans and 4.00% for Base Rate Loans until the Stage Two Effective Date. If at any time the Borrower shall have failed to deliver the financial statements and a covenant compliance certificate as required by the definitive credit documentation, or if at any time an event of default shall have occurred and be continuing, then at the election of the Required Lenders, at all times from and including the date on which such statements and certificate are required to have been delivered (or the date of occurrence of such event of default, as the case may be) to the date on which the same shall have been delivered (or such event of default cured or waived, as the case may be), the Applicable Margin percentage shall be set at Tier I (notwithstanding the actual Leverage Ratio).

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EXHIBIT II

Definitions

         “Debt Service” means, for any Credit Party, for any period, the sum of the following determined on a Consolidated basis, without duplication, for such Credit Party and its Subsidiaries in accordance with generally accepted accounting principles, (a) the aggregate amount of all principal and interest payments in respect of senior debt (to included debt under the Facility and any other debt that ranks pari passu with such debt) during such period plus (b) the aggregate amount of all Permitted Exchange Note Distributions during such period.

         “EBITDA” means, for any Credit Party, for any period, the sum of the following determined on a Consolidated basis, without duplication, for such Credit Party and its Subsidiaries in accordance with generally accepted accounting principles: (a) net income for such period (excluding any gains or losses from the sale of assets) plus (b) the sum of the following to the extent deducted in determining net income: (i) income and franchise taxes and real, personal, and intangible property taxes, (ii) Interest Expense (excluding all Permitted Exchange Note Distributions), and (iii) amortization, depreciation and other non-cash charges less (c) interest income and any extraordinary gains plus (d) extraordinary losses approved by the Administrative Agent in its sole discretion.

         “Excess Cash Flow” means, for any period of determination determined in accordance with generally accepted accounting principles, the sum of (a) EBITDA of the Credit Parties and their Subsidiaries for such period, minus (b) income taxes (to the extent such taxes are paid in cash) and Interest Expense paid in cash and deducted in the determination of net income for such period, minus (c) all principal payments (whether scheduled payments or optional prepayments, but excluding mandatory prepayments) made in respect of debt during such period, minus (d) all capital expenditures net of the proceeds of debt used to fund such capital expenditures, plus or minus, as applicable, (e) the net change in the working capital of the Credit Parties and their Subsidiaries during such period minus (f) cash consideration paid for permitted acquisitions net of the proceeds of any debt used to fund any such cash consideration.

         “Interest Expense” means, with respect to the Credit Parties and their Subsidiaries for any period, the sum of (a) the gross interest expense (including, without limitation, interest expense attributable to capital leases and all net payment obligations pursuant to hedging agreements) of the Credit Parties and their Subsidiaries plus (b) the amount of any Permitted Exchange Note Distribution during such period, all determined for such period on a Consolidated basis, without duplication, in accordance with generally accepted accounting principles.

         “Permitted Exchange Note Distribution” means any dividend or distribution for the benefit of the Parent made by the Guarantor directly to the Trustee under the Exchange Notes in order to fund the payment of scheduled interest payments on the Exchange Notes which are due and payable or will become due and payable at the time of such dividend or distribution.

         “Stage Two Effective Date” shall mean the fiscal quarter ending December 31, 2002.

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EXHIBIT III

Exchange Offer Term Sheet

[See Annex A to Lock-Up Agreement]

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Annex C-2

Wachovia Loan Documents

Amended and Restated Credit Agreement (including schedules and exhibits and the guaranty of
Broadband)

Notes
Reaffirmation Agreement (including all schedules and exhibits)

Collateral Agreement from each of Broadband and its Subsidiaries

Secretary Certificates and other Closing Certificates

UCC-1 Financing Statements

Confirmation of Title Insurance

Deeds of Trust, Mortgages and other applicable real property collateral documents

Such other agreements, documents and instruments as are in good faith requested by Wachovia and are consistent with the Wachovia Term Sheet

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Annex D

Summary of Intercompany Loan Facility/DIP Financing

Lender:	Knology, Inc. (the “Lender”)

Borrower:	Knology Broadband, Inc. (“Broadband”)

Guarantors:	Subsidiaries of Broadband

Facility:	$34.5 million secured subordinated revolving facility; amounts outstanding under the pre-petition Knology/ Broadband facility as of the petition date will be included in determining availability under the DIP Facility; the facility will be uncommitted and will be made at the discretion of the Lender. As of the date of the Lock-Up Agreement, $13,024,127.66 million of advances are outstanding thereunder.

Collateral:	Second-priority lien and security interest junior to the lien and security interest of Wachovia under the Wachovia Credit Facility in substantially all of the assets of Borrower and Guarantors.

Interest Rate:	LIBOR plus 5.00%; pursuant to Subordination Agreement, interest shall accrue but shall not be payable until the payment in full of the Wachovia Credit Facility.

Maturity:	Payable in full in a single installment on the later to occur of (i): November 15, 2003 or (ii) the date one year after the termination date of the Wachovia Credit Facility.

Subordination:	This facility will be subordinated to the Wachovia Credit Facility pursuant to the terms of that certain Intercreditor and Subordination Agreement dated as of January 1, 2002 by and among the Lender, the Borrower and Wachovia, as Administrative Agent. Among other provisions under the Subordination Agreement, the Borrower may not pay, and the Lender may not accept or receive, any payment of principal or interest until the payment in full in cash of the Wachovia Credit Facility.

Annex D-1